PROSPECTUS

5,917,442 Shares	Pursuant to Rule 424(b)(3)
of Common Stock	Registration Number 333-213592

American Cannabis Company, Inc.

This prospectus relates to the resale of 5,917,442 shares of our common stock, par value $0.00001 per share, including (i) 5,829,842 shares of common stock (the “Common Shares”), shares issuable to Tangiers Global, LLC (defined below) and, (ii) 87,600 shares previously issued to an individual shareholder.

This prospectus relates to the resale of up to 5,829,842 shares of the Common Shares, issuable to Tangiers Global, LLC (“Tangiers”), a selling stockholder pursuant to a “put right” under an amended and restated investment agreement (the “Investment Agreement”), dated August 4, 2016, that we entered into with Tangiers. The Investment Agreement permits us to “put” up to five million dollars ($5,000,000) in shares of our common stock to Tangiers over a period of up to thirty-six (36) months or until $5,000,000 of such shares have been “put.”

The selling stockholders may sell all or a portion of the shares being offered pursuant to this prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices or at negotiated prices.

The total amount of shares of common stock which may be sold pursuant to this prospectus would constitute approximately 32.77% of the Company’s issued and outstanding common stock held by non-affiliates as of September 2, 2016, assuming that the selling security holders will sell all of the shares offered for sale.

Tangiers Global, LLC is an underwriter within the meaning of the Securities Act of 1933 and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act of 1933 in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933.

Our common stock is quoted by the OTC Markets Group under the symbol “AMMJ”. On September 2, 2016, the closing price of our common stock was $0.10 per share.

We will not receive any proceeds from the sale of shares of our common stock by the selling stockholder. However, we will receive proceeds from the sale of shares of our common stock pursuant to our exercise of the put right offered by Tangiers Global, LLC. We will pay for expenses of this offering, except that the selling stockholder will pay any broker discounts or commissions or equivalent expenses and expenses of its legal counsel applicable to the sale of its shares.

Investing in our common stock involves risks. See “Risk Factors” beginning on page 5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

No dealer, salesperson or any other person is authorized to give any information or make any representations in connection with this offering other than those contained in this Prospectus and, if given or made, the information or representations must not be relied upon as having been authorized by us. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities offered by this Prospectus, or an offer to sell or a solicitation of an offer to buy any securities by anyone in any jurisdiction in which the offer or solicitation is not authorized or is unlawful.

The date of this Prospectus is November 17, 2016.

You should rely only on the information contained or incorporated by reference to this prospectus in deciding whether to purchase our common stock.  We have not authorized anyone to provide you with information different from that contained or incorporated by reference to this prospectus. Under no circumstances should the delivery to you of this prospectus or any sale made pursuant to this prospectus create any implication that the information contained in this prospectus is correct as of any time after the date of this prospectus. To the extent that any facts or events arising after the date of this prospectus, individually or in the aggregate, represent a fundamental change in the information presented in this prospectus, this prospectus will be updated to the extent required by law.

PROSPECTUS SUMMARY

The Offering

This prospectus relates to the resale of 5,917,442 shares of our common stock, par value $0.00001 per share, including (i) 5,829,842 shares of common stock (the “Common Shares”), shares issuable to Tangiers Global, LLC (defined below) and, (ii) 87,600 shares previously issued to an individual shareholder.

This prospectus relates to the resale of up to 5,829,842 shares of the Common Shares, issuable to Tangiers Global, LLC (“Tangiers”), a selling stockholder pursuant to a “put right” under an amended and restated investment agreement (the “Investment Agreement”), dated August 4, 2016, that we entered into with Tangiers. The Investment Agreement permits us to “put” up to five million dollars ($5,000,000) in shares of our common stock to Tangiers over a period of up to thirty-six (36) months or until $5,000,000 of such shares have been “put.”

Our Business

American Cannabis Company, Inc. and subsidiary company, Hollister & Blacksmith, Inc., doing business as American Cannabis Consulting (“American Cannabis Consulting”), (collectively “the “Company”, “we”, “us”, or “our”) are based in Denver, Colorado and operate a fully-integrated business model that features end-to-end solutions for businesses operating in the regulated cannabis industry in states and countries where cannabis is regulated and/or has been de-criminalized for medical use and/or legalized for recreational use. We provide advisory and consulting services specific to this industry, design industry-specific products and facilities, and manage a strategic group partnership that offers both exclusive and non-exclusive customer products commonly used in the industry.

We are a publicly listed company quoted on the OTCQB under the symbol “AMMJ”.

We were incorporated in the State of Delaware on September 24, 2001 under the name Naturewell, Inc. to develop and market clinical diagnostic products using immunology and molecular biologic technologies.

On March 13, 2013, Naturewell, Inc. completed a merger transaction whereby it acquired 100% of the issued and outstanding share capital of Brazil Interactive Media, Inc. (“BIMI”), which operated as a Brazilian interactive television company and television production company through its wholly owned Brazilian subsidiary company, EsoTV Brasil Promoção Publicidade Licenciamento e Comércio Ltda. (“EsoTV”). Naturewell’s Certificate of Incorporation were amended to reflect a new name: Brazil Interactive Media, Inc.

On May 15, 2014, BIMI entered into a merger agreement (“the Merger Agreement”) to acquire 100% of the issued and outstanding American Cannabis Consulting while simultaneously disposing of 100% of the issued share capital EsoTV (“the Separation Agreement”). Both the merger with American Cannabis Consulting and disposal of EsoTV were completed on September 29, 2014. BIMI subsequently amended its Certificate of Incorporation to change its name to American Cannabis Company, Inc. On October 10, 2014, American Cannabis Company, Inc. changed its stock symbol from BIMI to AMMJ.

Immediately following the completion of the Merger Agreement, former shareholders of American Cannabis Consulting owned 31,710,628 shares of American Cannabis Company, Inc.’s common stock, representing 78.4% of American Cannabis Company, Inc.’s issued and outstanding share capital. Accordingly, American Cannabis Consulting was deemed to have been the accounting acquirer in a Reverse Merger which resulted in a recapitalization of the Company. Consequently, the Company’s consolidated financial statements reflect the results of American Cannabis Consulting since Inception (March 5, 2013) and of American Cannabis Company, Inc. (formerly BIMI) since September 29, 2014.

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Government Regulation of Cannabis

The United States federal government regulates drugs through the Controlled Substances Act (21 U.S.C. § 811), which places controlled substances, including cannabis, in a schedule. Cannabis is classified as a Schedule I drug, which is viewed as highly addictive and having no medical value. The United States Federal Drug Administration has not approved the sale of marijuana for any medical application. Doctors may not prescribe cannabis for medical use under federal law, however, they can recommend its use under the First Amendment. In 2010, the United States Veterans Affairs Department clarified that veterans using medicinal cannabis will not be denied services or other medications that are denied to those using illegal drugs.

As of June 27, 2016, 25 states, the District of Columbia and Guam allow their citizens to use medical cannabis through de-criminalization. Voters in the States of Oregon, Colorado, Washington, and Alaska have legalized cannabis for adult recreational use; Oregon’s law took effect on July 1, 2015; Alaska’s law was effective February 24, 2015; both the Colorado and Washington programs were enacted as of December 31, 2014. In 2016, Nevada, California, Vermont, Arizona, Connecticut and Michigan have legislative bills in various stages of progress concerning cannabis legalization.

Additionally, there are active efforts by many advocacy groups seeking to expand the legalization of cannabis, including, but not limited to the Marijuana Policy Project, a leading advocate for major state-level marijuana policy reforms that have resulted in successful efforts to pass 10 of the 15 most recent state medical marijuana laws (in Arizona, Delaware, Illinois, Maryland, Michigan, Minnesota, Montana, New Hampshire, Rhode Island, and Vermont) and five of the seven most recent decriminalization laws (in Delaware, Maryland, Massachusetts, Rhode Island, and Vermont).

These advocacy groups and others are devoting significant resources to ending prohibition in 12 more states by 2019, including in the States of Arizona, California, Massachusetts, and Nevada, as well as lobbying and building coalitions to regulate marijuana in several states that do not have the option of voter initiatives, including Delaware, Illinois, Maryland, New Hampshire, Rhode Island, Texas, and Vermont, and they are also advocating for medical marijuana-related bills in several other states, including Georgia, Texas, and West Virginia.

These noted state laws, both proposed and enacted, are in conflict with the federal Controlled Substances Act, which makes cannabis use and possession illegal on a national level. However, on August 29, 2013, the U.S. Department of Justice issued a memorandum providing that where states and local governments enact laws authorizing cannabis-related use, and implement strong and effective regulatory and enforcement systems, the federal government will rely upon states and local enforcement agencies to address cannabis activity through the enforcement of their own state and local narcotics laws. The memorandum further stated that the U.S Justice Department’s limited investigative and prosecutorial resources will be focused on eight priorities to prevent unintended consequences of the state laws, including distribution of cannabis to minors, preventing the distribution of cannabis from states where it is legal to states where it is not, and preventing money laundering, violence and drugged driving.

On December 11, 2014, the U.S. Department of Justice issued another memorandum with regard to its position and enforcement protocol with regard to Indian Country, stating that the eight priorities in the previous federal memo would guide the United States Attorneys' cannabis enforcement efforts in Indian Country. On December 16, 2014, as a component of the federal spending bill, the Obama administration enacted regulations that prohibits the Department of Justice from using funds to prosecute state-based legal medical cannabis programs.

As of September 2, 2016, in addition to the 25 states, the District of Columbia and Guam which had already passed legislation allowing citizens to use cannabis in some form, an additional 13 states had pending legislation or ballot measures to legalize medical cannabis.

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RISK FACTORS

An investment in our common stock involves a number of very significant risks. You should carefully consider the following risks and uncertainties in addition to other information in this prospectus in evaluating our company and our business before purchasing our securities. Our business, operating results and financial condition could be seriously harmed as a result of the occurrence of any of the following risks. You could lose all or part of your investment due to any of these risks. You should invest in our common stock only if you can afford to lose your entire investment.

Risks Related to Our Business

Marijuana remains illegal under federal law

Marijuana is a Schedule I controlled substance and is illegal under federal law. Even in states that have legalized the use of marijuana, its sale and use remain violations of federal law. The illegality of marijuana under federal law preempts state laws that legalize its use. Therefore, strict enforcement of federal law regarding marijuana would likely result in our inability to proceed with our business plan.

Our business is dependent on laws pertaining to the marijuana industry

The United States federal government regulates drugs through the Controlled Substances Act (21 U.S.C. § 811), which places controlled substances, including cannabis, in a schedule. Cannabis is classified as a Schedule I drug, which is viewed as highly addictive and having no medical value. The United States Federal Drug Administration has not approved the sale of marijuana for any medical application. Doctors may not prescribe cannabis for medical use under federal law, however they can recommend its use under the First Amendment. In 2010, the United States Veterans Affairs Department clarified that veterans using medicinal cannabis will not be denied services or other medications that are denied to those using illegal drugs.

As of September 2, 2016, 25 states, the District of Columbia and Guam allow their citizens to use medical cannabis through de-criminalization. Voters in the States of Oregon, Colorado, Washington, and Alaska have legalized cannabis for adult recreational use; Oregon’s law took effect on July 1, 2015; Alaska’s law was effective February 24, 2015; both the Colorado and Washington programs were enacted as of December 31, 2014. In 2016, Nevada, California, Vermont, Arizona, Connecticut and Michigan have legislative bills in various stages of progress concerning cannabis legalization.

These noted state laws, both proposed and enacted, are in conflict with the federal Controlled Substances Act, which makes cannabis use and possession illegal on a national level. However, on August 29, 2013, the U.S. Department of Justice issued a memorandum providing that where states and local governments enact laws authorizing cannabis-related use, and implement strong and effective regulatory and enforcement systems, the federal government will rely upon states and local enforcement agencies to address cannabis activity through the enforcement of their own state and local narcotics laws. The memorandum further stated that the U.S Justice Department’s limited investigative and prosecutorial resources will be focused on eight priorities to prevent unintended consequences of the state laws, including distribution of cannabis to minors, preventing the distribution of cannabis from states where it is legal to states where it is not, and preventing money laundering, violence and drugged driving.

On December 11, 2014, the U.S. Department of Justice issued another memorandum with regard to its position and enforcement protocol with regard to Indian Country, stating that the eight priorities in the previous federal memo would guide the United States Attorneys' cannabis enforcement efforts in Indian Country. On December 16, 2014, as a component of the federal spending bill, the Obama administration enacted regulations that prohibit the Department of Justice from using funds to prosecute state-based legal medical cannabis programs.

Laws and regulations affecting our industry are constantly changing

The constant evolution of laws and regulations affecting the marijuana industry could detrimentally affect our operations. Local, state and federal medical marijuana laws and regulations are broad in scope and subject to changing interpretations. These changes may require us to incur substantial costs associated with legal and compliance fees and ultimately require us to alter our business plan. Furthermore, violations of these laws, or alleged violations, could disrupt our business and result in a material adverse effect on our operations. In addition, we cannot predict the nature of any future laws, regulations, interpretations or applications, and it is possible that regulations may be enacted in the future that will be directly applicable to our business.

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Risk of government action

While we will use our best efforts to comply with all laws, including federal, state and local laws and regulations, there is a possibility that governmental action to enforce any alleged violations may result in legal fees and damage awards that would adversely affect us.

Because our business is dependent upon continued market acceptance by consumers, any negative trends will adversely affect our business operations

We are substantially dependent on continued market acceptance and proliferation of consumers of medical marijuana and recreational marijuana. We believe that as marijuana becomes more accepted the stigma associated with marijuana use will diminish and as a result consumer demand will continue to grow. While we believe that the market and opportunity in the marijuana space continues to grow, we cannot predict the future growth rate and size of the market. Any negative outlook on the marijuana industry may adversely affect our business operations.

In addition, it is believed by many that large well-funded businesses may have a strong economic opposition to the cannabis industry. We believe that the pharmaceutical industry clearly does not want to cede control of any product that could generate significant revenue. For example, medical marijuana will likely adversely impact the existing market for the current "marijuana pill" Marinol, sold by the mainstream pharmaceutical industry, should marijuana displace other drugs or encroach upon the pharmaceutical industry's products. The pharmaceutical industry is well funded with a strong and experienced lobby that eclipses the funding of the medical marijuana movement. Any inroads the pharmaceutical could make in halting the impending cannabis industry could have a detrimental impact on our business.

 FDA Regulation of marijuana and the possible registration of facilities where medical marijuana is grown could negatively affect the cannabis industry which would directly affect our financial condition

Should the federal government legalize marijuana for medical use, it is possible that the U.S. Food and Drug Administration ("FDA") would seek to regulate it under the Food, Drug and Cosmetics Act of 1938. Additionally, the FDA may issue rules and regulations including cGMPs (certified good manufacturing practices) related to the growth, cultivation, harvesting and processing of medical marijuana. Clinical trials may be needed to verify efficacy and safety. It is also possible that the FDA would require that facilities where medical marijuana is grown be registered with the FDA and comply with certain federally prescribed regulations. In the event that some or all of these regulations are imposed, we do not know what the impact would be on the medical marijuana industry and what costs, requirements and possible prohibitions may be enforced. If we are unable to comply with the regulations and/or registration as prescribed by the FDA, we may be unable to continue to operate our business.

Our clients may have difficulty accessing the service of banks

On February 14, 2014, the U.S. government issued rules allowing banks to legally provide financial services to state-licensed marijuana businesses. A memorandum issued by the Justice Department to federal prosecutors re-iterated guidance previously given, this time to the financial industry that banks can do business with legal marijuana businesses and "may not" be prosecuted. The Treasury Department's Financial Crimes Enforcement Network (FinCEN) issued guidelines to banks that "it is possible to provide financial services"" to state-licensed marijuana businesses and still be in compliance with federal anti-money laundering laws. The guidance falls short of the explicit legal authorization that banking industry officials had pushed the government to provide and to date, it is not clear if any banks have relied on the guidance and taken on legal marijuana companies as clients. The aforementioned policy may be administration dependent and a change in presidential administrations may cause a policy reversal and retraction of current policies, wherein legal marijuana businesses may not have access to the banking industry. Also, the inability of potential clients in our target market to open accounts and otherwise use the service of banks may make it difficult for them to contract with us.

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Due to our involvement in the cannabis industry, we may have a difficult time obtaining the various insurances that are desired to operate our business, which may expose us to additional risk and financial liability

Insurance that is otherwise readily available, such as general liability, and directors and officer’s insurance, is more difficult for us to find, and more expensive, because we are service providers to companies in the cannabis industry. There are no guarantees that we will be able to find such insurances in the future, or that the cost will be affordable to us. If we are forced to go without such insurances, it may prevent us from entering into certain business sectors, may inhibit our growth, and may expose us to additional risk and financial liabilities.

Risks Related to the Company

Uncertainty of profitability

Our business strategy may result in increased volatility of revenues and earnings. As we will only develop a limited number of products and services at a time, our overall success will depend on a limited number of products and services, which may cause variability and unsteady profits and losses depending on the products and services offered.

Our revenues and our profitability may be adversely affected by economic conditions and changes in the market for medical and recreational marijuana. Our business is also subject to general economic risks that could adversely impact the results of operations and financial condition.

Because of the anticipated nature of the products and services that we will attempt to develop, it is difficult to accurately forecast revenues and operating results and these items could fluctuate in the future due to a number of factors. These factors may include, among other things, the following:

·	Our ability to raise sufficient capital to take advantage of opportunities and generate sufficient revenues to cover expenses.
·	Our ability to source strong opportunities with sufficient risk adjusted returns.
·	Our ability to manage our capital and liquidity requirements based on changing market conditions generally and changes in the developing legal medical marijuana and recreational marijuana industries.
·	The acceptance of the terms and conditions of our licenses and/or the acceptance of our royalties and fees.
·	The amount and timing of operating and other costs and expenses.
·	The nature and extent of competition from other companies that may reduce market share and create pressure on pricing and investment return expectations.
·	Adverse changes in the national and regional economies in which we will participate, including, but not limited to, changes in our performance, capital availability, and market demand.
·	Adverse changes in the projects in which we plan to invest which result from factors beyond our control, including, but not limited to, a change in circumstances, capacity and economic impacts.
·	Adverse developments in the efforts to legalize marijuana or increased federal enforcement.
·	Changes in laws, regulations, accounting, taxation, and other requirements affecting our operations and business.
·	Our operating results may fluctuate from year to year due to the factors listed above and others not listed. At times, these fluctuations may be significant.

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Management of growth will be necessary for us to be competitive

Successful expansion of our business will depend on our ability to effectively attract and manage staff, strategic business relationships, and shareholders. Specifically, we will need to hire skilled management and technical personnel as well as manage partnerships to navigate shifts in the general economic environment. Expansion has the potential to place significant strains on financial, management, and operational resources, yet failure to expand will inhibit our profitability goals.

We are entering a potentially highly competitive market

The markets for ancillary businesses in the medical marijuana and recreational marijuana industries are competitive and evolving. In particular, we face strong competition from larger companies that may be in the process of offering similar products and services to ours. Many of our current and potential competitors have longer operating histories, significantly greater financial, marketing and other resources and larger client bases than we have (or may be expected to have).

Given the rapid changes affecting the global, national, and regional economies generally and the medical marijuana and recreational marijuana industries, in particular, we may not be able to create and maintain a competitive advantage in the marketplace. Our success will depend on our ability to keep pace with any changes in its markets, especially with legal and regulatory changes. Our success will depend on our ability to respond to, among other things, changes in the economy, market conditions, and competitive pressures. Any failure by us to anticipate or respond adequately to such changes could have a material adverse effect on our financial condition, operating results, liquidity, cash flow and our operational performance.

There could be unidentified risks involved with an investment in our securities

The foregoing risk factors are not a complete list or explanation of the risks involved with an investment in our securities. Additional risks will likely be experienced that are not presently foreseen by the Company. Prospective investors must not construe this the information provided herein as constituting investment, legal, tax or other professional advice. Before making any decision to invest in our securities, you should read this entire prospectus and consult with your own investment, legal, tax and other professional advisors. An investment in our securities is suitable only for investors who can assume the financial risks of an investment in the Company for an indefinite period of time and who can afford to lose their entire investment. The Company makes no representations or warranties of any kind with respect to the likelihood of the success or the business of the Company, the value of our securities, any financial returns that may be generated or any tax benefits or consequences that may result from an investment in the Company.

The Company’s failure to continue to attract, train, or retain highly qualified personnel could harm the Company’s business.

The Company’s success also depends on the Company’s ability to attract, train, and retain qualified personnel, specifically those with management and product development skills. In particular, the Company must hire additional skilled personnel to further the Company’s research and development efforts. Competition for such personnel is intense. If the Company does not succeed in attracting new personnel or retaining and motivating the Company’s current personnel, the Company’s business could be harmed.

The Company may be unable to respond to the rapid technological change in its industry and such change may increase costs and competition that may adversely affect its business

Rapidly changing technologies, frequent new product and service introductions and evolving industry standards characterize the Company’s market. The continued growth of the Internet and intense competition in the Company’s industry exacerbate these market characteristics. The Company’s future success will depend on its ability to adapt to rapidly changing technologies by continually improving the performance features and reliability of its products and services. The Company may experience difficulties that could delay or prevent the successful development, introduction or marketing of its products and services. In addition, any new enhancements must meet the requirements of its current and prospective users and must achieve significant market acceptance. The Company could also incur substantial costs if it needs to modify its products and services or infrastructures to adapt to these changes.

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The Company also expects that new competitors may introduce products, systems or services that are directly or indirectly competitive with the Company. These competitors may succeed in developing products, systems and services that have greater functionality or are less costly than the Company’s products, systems and services, and may be more successful in marketing such products, systems and services. Technological changes have lowered the cost of operating communications and computer systems and purchasing software. These changes reduce the Company’s cost of providing services but also facilitate increased competition by reducing competitors’ costs in providing similar services. This competition could increase price competition and reduce anticipated profit margins.

The Company’s services are new and its industry is evolving.

You should consider the Company’s prospects in light of the risks, uncertainties and difficulties frequently encountered by companies in their early stage of development, particularly companies in the rapidly evolving legal cannabis industry. To be successful in this industry, the Company must, among other things:

●	develop and introduce functional and attractive service offerings;

●	attract and maintain a large base of consumers;

●	increase awareness of the Company brand and develop consumer loyalty;

●	establish and maintain strategic relationships with distribution partners and service providers;

●	respond to competitive and technological developments;

●	build an operations structure to support the Company business; and

●	attract, retain and motivate qualified personnel.

The Company cannot guarantee that it will succeed in achieving these goals, and its failure to do so would have a material adverse effect on its business, prospects, financial condition and operating results.

Some of the Company’s products and services are new and are only in early stages of commercialization. The Company is not certain that these products and services will function as anticipated or be desirable to its intended market. Also, some of the Company’s products and services may have limited functionalities, which may limit their appeal to consumers and put the Company at a competitive disadvantage. If the Company’s current or future products and services fail to function properly or if the Company does not achieve or sustain market acceptance, it could lose customers or could be subject to claims which could have a material adverse effect on the Company business, financial condition and operating results.

As is typical in a new and rapidly evolving industry, demand and market acceptance for recently introduced products and services are subject to a high level of uncertainty and risk. Because the market for the Company is new and evolving, it is difficult to predict with any certainty the size of this market and its growth rate, if any. The Company cannot guarantee that a market for the Company will develop or that demand for Company services will emerge or be sustainable. If the market fails to develop, develops more slowly than expected or becomes saturated with competitors, the Company’s business, financial condition and operating results would be materially adversely affected.

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If we fail to establish and maintain an effective system of internal control, we may not be able to report our financial results accurately or to prevent fraud. Any ability to report and file our financial results accurately and timely could harm our reputation and adversely impact the future trading price of our common stock.

Effective internal control is necessary for us to provide reliable financial reports and prevent fraud. If we cannot provide reliable financial reports or prevent fraud, we may not be able to manage our business as effectively as we would if an effective control environment existed, and our business and reputation with investors may be harmed. As a result, our small size and any current internal control deficiencies may adversely affect our financial condition, results of operation and access to capital.

We currently have insufficient written policies and procedures for accounting and financial reporting with respect to the requirements and application of US GAAP and SEC disclosure requirements. Additionally, there is a lack of formal process and timeline for closing the books and records at the end of each reporting period and such weaknesses restrict the Company’s ability to timely gather, analyze and report information relative to the financial statements.

Because of the Company’s limited resources, there are limited controls over information processing. There is inadequate segregation of duties consistent with control objectives. Our Company’s management is composed of a small number of individuals resulting in a situation where limitations on segregation of duties exist. In order to remedy this situation, we would need to hire additional staff. Currently, the Company is unable to hire additional staff to facilitate greater segregation of duties but will reassess its capabilities after completion of the Offering.

If we fail to protect our intellectual property, our business could be adversely affected

Our viability will depend, in part, on our ability to develop and maintain the proprietary aspects of our technology and brands to distinguish our products and services from our competitors' products and services. We rely on patents, copyrights, trademarks, trade secrets, and confidentiality provisions to establish and protect our intellectual property.

Any infringement or misappropriation of our intellectual property could damage its value and limit our ability to compete. We may have to engage in litigation to protect the rights to our intellectual property, which could result in significant litigation costs and require a significant amount of our time. In addition, our ability to enforce and protect our intellectual property rights may be limited in certain countries outside the U.S., which could make it easier for competitors to capture market position in such countries by utilizing technologies that are similar to those developed or licensed by us.

Competitors may also harm our sales by designing products that mirror the capabilities of our products or technology without infringing on our intellectual property rights. If we do not obtain sufficient protection for our intellectual property, or if we are unable to effectively enforce our intellectual property rights, our competitiveness could be impaired, which would limit our growth and future revenue.

We may also find it necessary to bring infringement or other actions against third parties to seek to protect our intellectual property rights. Litigation of this nature, even if successful, is often expensive and time-consuming to prosecute and there can be no assurance that we will have the financial or other resources to enforce our rights or be able to enforce our rights or prevent other parties from developing similar technology or designing around our intellectual property.

Our trade secrets may be difficult to protect

Our success depends upon the skills, knowledge and experience of our scientific and technical personnel, our consultants and advisors, as well as our licensors and contractors. Because we operate in a highly competitive industry, we rely in part on trade secrets to protect our proprietary technology and processes. However, trade secrets are difficult to protect. We enter into confidentiality or non-disclosure agreements with our corporate partners, employees, consultants, outside scientific collaborators, developers and other advisors. These agreements generally require that the receiving party keep confidential and not disclose to third party’s confidential information developed by the receiving party or made known to the receiving party by us during the course of the receiving party's relationship with us. These agreements also generally provide that inventions conceived by the receiving party in the course of rendering services to us will be our exclusive property, and we enter into assignment agreements to perfect our rights.

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These confidentiality, inventions and assignment agreements may be breached and may not effectively assign intellectual property rights to us. Our trade secrets also could be independently discovered by competitors, in which case we would not be able to prevent the use of such trade secrets by our competitors. The enforcement of a claim alleging that a party illegally obtained and was using our trade secrets could be difficult, expensive and time consuming and the outcome would be unpredictable. In addition, courts outside the U.S. may be less willing to protect trade secrets. The failure to obtain or maintain meaningful trade secret protection could adversely affect our competitive position.

Our lack of patent and/or copyright protection and any unauthorized use of our proprietary information and technology may affect our business

We currently rely on a combination of protections by contracts, including confidentiality and nondisclosure agreements, and common law rights, such as trade secrets, to protect our intellectual property. However, we cannot assure you that we will be able to adequately protect our technology or other intellectual property from misappropriation in the U.S. and abroad. This risk may be increased due to the lack of any patent and/or copyright protection. Any patent issued to us could be challenged, invalidated or circumvented or rights granted thereunder may not provide a competitive advantage to us. Furthermore, patent applications that we file may not result in issuance of a patent, or, if a patent is issued, the patent may not be issued in a form that is advantageous to us. Despite our efforts to protect our intellectual property rights, others may independently develop similar products, duplicate our products or design around our patents and other rights. In addition, it is difficult to monitor compliance with, and enforce, our intellectual property rights on a worldwide basis in a cost-effective manner. In jurisdictions where foreign laws provide less intellectual property protection than afforded in the U.S., our technology or other intellectual property may be compromised, and our business could be materially adversely affected. If any of our proprietary rights are misappropriated or we are forced to defend our intellectual property rights, we will have to incur substantial costs. Such litigation could result in substantial costs and diversion of our resources, including diverting the time and effort of our senior management, and could disrupt our business, as well as have a material adverse effect on our business, prospects, financial condition and results of operations. We can provide no assurance that we will have the financial resources to oppose any actual or threatened infringement by any third party. Furthermore, any patent or copyrights that we may be granted may be held by a court to infringe on the intellectual property rights of others and subject us to the payment of damage awards.

Risks Related to Our Common Stock

Because we will likely issue additional shares of our common stock, investment in our company could be subject to substantial dilution.

Investors’ interests in our Company will be diluted and investors may suffer dilution in their net book value per share when we issue additional shares. We are authorized to issue 100,000,000 shares of common stock, $0.00001 par value per share. As of September 2, 2016, there were 46,751,074 shares of our common stock issued and outstanding. We anticipate that all or at least some of our future funding, if any, will be in the form of equity financing from the sale of our common stock. If we do sell more common stock, investors’ investment in our company will likely be diluted. Dilution is the difference between what you pay for your stock and the net tangible book value per share immediately after the additional shares are sold by us. If dilution occurs, any investment in our company’s common stock could seriously decline in value.

The sale of our stock under the convertible notes and the common share purchase warrants could encourage short sales by third parties, which could contribute to the future decline of our stock price.

In many circumstances, the provision of financing based on the distribution of equity for companies that are traded on the OTCQB has the potential to cause a significant downward pressure on the price of common stock. This is especially the case if the shares being placed into the market exceed the market’s ability to take up the increased stock or if we have not performed in such a manner to show that the equity funds raised will be used to grow our business. Such an event could place further downward pressure on the price of our common stock. Regardless of our activities, the opportunity exists for short sellers and others to contribute to the future decline of our stock price. If there are significant short sales of our common stock, the price decline that would result from this activity will cause the share price to decline more, which may cause other stockholders of the stock to sell their shares, thereby contributing to sales of common stock in the market. If there are many more shares of our common stock on the market for sale than the market will absorb, the price of our common shares will likely decline.

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Trading in our common stock on the OTCQB has been subject to wide fluctuations.

Our common stock is currently quoted for public trading on the OTCQB. The trading price of our common stock has been subject to wide fluctuations. Trading prices of our common stock may fluctuate in response to a number of factors, many of which will be beyond our control. The stock market has generally experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of companies with no current business operation. There can be no assurance that trading prices and price earnings ratios previously experienced by our common stock will be matched or maintained. These broad market and industry factors may adversely affect the market price of our common stock, regardless of our operating performance. In the past, following periods of volatility in the market price of a company’s securities, securities class-action litigation has often been instituted. Such litigation, if instituted, could result in substantial costs for us and a diversion of management’s attention and resources.

Our Certificate of Incorporation and by-laws provides for indemnification of officers and directors at our expense and limit their liability which may result in a major cost to us and hurt the interests of our shareholders because corporate resources may be expended for the benefit of officers and/or directors.

Our Certificate of Incorporation and By-Laws include provisions that eliminate the personal liability of our directors for monetary damages to the fullest extent possible under the laws of the State of Delaware or other applicable law. These provisions eliminate the liability of our directors and our shareholders for monetary damages arising out of any violation of a director of his fiduciary duty of due care. Under Delaware law, however, such provisions do not eliminate the personal liability of a director for (i) breach of the director's duty of loyalty, (ii) acts or omissions not in good faith or involving intentional misconduct or knowing violation of law, (iii) payment of dividends or repurchases of stock other than from lawfully available funds, or (iv) any transaction from which the director derived an improper benefit. These provisions do not affect a director's liabilities under the federal securities laws or the recovery of damages by third parties.

We do not intend to pay dividends on any investment in the shares of stock of our Company and any gain on an investment in our Company will need to come through an increase in our stock’s price, which may never happen.

We have never paid any cash dividends and currently do not intend to pay any dividends for the foreseeable future. To the extent that we require additional funding currently not provided for in our financing plan, our funding sources may prohibit the payment of a dividend. Because we do not intend to declare dividends, any gain on an investment in our company will need to come through an increase in the stock’s price. This may never happen and investors may lose all of their investment in our company.

Because our securities are subject to penny stock rules, you may have difficulty reselling your shares.

Our shares as penny stocks, are covered by Section 15(g) of the Securities Exchange Act of 1934 which imposes additional sales practice requirements on broker/dealers who sell our company’s securities including the delivery of a standardized disclosure document; disclosure and confirmation of quotation prices; disclosure of compensation the broker/dealer receives; and, furnishing monthly account statements. These rules apply to companies whose shares are not traded on a national stock exchange, trade at less than $5.00 per share, or who do not meet certain other financial requirements specified by the Securities and Exchange Commission. These rules require brokers who sell “penny stocks” to persons other than established customers and “accredited investors” to complete certain documentation, make suitability inquiries of investors, and provide investors with certain information concerning the risks of trading in such penny stocks. These rules may discourage or restrict the ability of brokers to sell our shares of common stock and may affect the secondary market for our shares of common stock. These rules could also hamper our ability to raise funds in the primary market for our shares of common stock.

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FINRA sales practice requirements may also limit a stockholder’s ability to buy and sell our stock.

In addition to the “penny stock” rules described above, the Financial Industry Regulatory Authority (known as “FINRA”) has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common shares, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

Tangiers Global, LLC will pay less than the then-prevailing market price for our common stock.

Our common stock to be issued to Tangiers Global, LLC pursuant to the Investment Agreement dated August 4, 2016 will be purchased at 80% of the average of the two lowest closing bid prices of our common stock during the pricing period applicable to the put notice, provided, however, an additional 10% will be added to the discount of each put if (i) we are not DWAC eligible and (ii) an additional 15% will be added to the discount of each put if we are under DTC “chill” status on the applicable date of the put notice. Tangiers Global, LLC has a financial incentive to sell our common stock immediately upon receiving the shares to realize the profit equal to the difference between the discounted price and the market price. If Tangiers Global, LLC sells the shares, the price of our common stock could decrease. If our stock price decreases, Tangiers Global, LLC may have a further incentive to sell the shares of our common stock that it holds. These sales may have a further impact on our stock price.

Your ownership interest may be diluted and the value of our common stock may decline by exercising the put right pursuant to the investment agreement with Tangiers Global, LLC.

Pursuant to the investment agreement with Tangiers Global, LLC, when we deem it necessary, we may raise capital through the private sale of our common stock to Tangiers Global, LLC at a discounted price. Because the put price is lower than the prevailing market price of our common stock, to the extent that the put right is exercised, your ownership interest may be diluted.

We may not have access to the full amount available under the investment agreement with Tangiers Global, LLC.

Our ability to draw down funds and sell shares under the investment agreement with Tangiers Global, LLC requires that the registration statement of which this prospectus forms a part to be declared effective and continue to be effective. The registration statement of which this prospectus forms a part registers the resale of 5,829,842 shares issuable under the investment agreement with Tangiers Global, LLC, and our ability to sell any remaining shares issuable under the investment with Tangiers Global, LLC is subject to our ability to prepare and file one or more additional registration statements registering the resale of these shares. These registration statements may be subject to review and comment by the staff of the Securities and Exchange Commission, and will require the consent of our independent registered public accounting firm. Therefore, the timing of effectiveness of these registration statements cannot be assured. The effectiveness of these registration statements is a condition precedent to our ability to sell all of the shares of our common stock to Tangiers Global, LLC under the investment agreement. Even if we are successful in causing one or more registration statements registering the resale of some or all of the shares issuable under the investment agreement with Tangiers Global, LLC to be declared effective by the Securities and Exchange Commission in a timely manner, we may not be able to sell the shares unless certain other conditions are met. For example, we might have to increase the number of our authorized shares in order to issue the shares to Tangiers Global, LLC. Increasing the number of our authorized shares will require board and stockholder approval. Accordingly, because our ability to draw down any amounts under the investment agreement with Tangiers Global, LLC is subject to a number of conditions, there is no guarantee that we will be able to draw down any portion or all of the proceeds of $5,000,000 under the investment with Tangiers Global, LLC.

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Certain restrictions on the extent of puts and the delivery of advance notices may have little, if any, effect on the adverse impact of our issuance of shares in connection with the investment agreement with Tangiers Global, LLC, and as such, Tangiers Global, LLC may sell a large number of shares, resulting in substantial dilution to the value of shares held by existing stockholders.

Tangiers Global, LLC has agreed, subject to certain exceptions listed in the investment agreement with Tangiers Global, LLC, to refrain from holding an amount of shares which would result in Tangiers Global, LLC or its affiliates owning more than 9.99% of the then-outstanding shares of our common stock at any one time. These restrictions, however, do not prevent Tangiers Global, LLC from selling shares of our common stock received in connection with a put, and then receiving additional shares of our common stock in connection with a subsequent put. In this way, Tangiers Global, LLC could sell more than 9.99% of the outstanding common stock in a relatively short time frame while never holding more than 9.99% at one time.

Use of Proceeds

We will not receive any proceeds from the sale of shares of our common stock by the selling stockholders. However, we will receive proceeds from the sale of shares of our common stock pursuant to our exercise of the put right offered by Tangiers Global, LLC. We will use these proceeds for general corporate and working capital purposes and acquisitions or assets, businesses or operations or for other purposes that our board of directors, in its good faith, deems to be in the best interest of the Company.

We will pay for expenses of this offering, except that the selling stockholder will pay any broker discounts or commissions or equivalent expenses and expenses of its legal counsel applicable to the sale of its shares.

Selling Stockholders

This prospectus relates to the resale of 5,917,442 shares of our common stock, par value $0.00001 per share, including (i) 5,829,842 shares of common stock (the “Common Shares”), shares issuable to Tangiers Global, LLC (defined below) and, (ii) 87,600 shares previously issued to an individual shareholder.

This prospectus relates to the resale of up to 5,829,842 shares of the Common Shares, issuable to Tangiers Global, LLC (“Tangiers”), a selling stockholder pursuant to a “put right” under an amended and restated investment agreement (the “Investment Agreement”), dated August 4, 2016, that we entered into with Tangiers. The Investment Agreement permits us to “put” up to five million dollars ($5,000,000) in shares of our common stock to Tangiers over a period of up to thirty-six (36) months or until $5,000,000 of such shares have been “put.”

The selling stockholder may offer and sell, from time to time, any or all of shares of our common stock to be sold to Tangiers Global, LLC under the Investment Agreement dated August 4, 2016.

The following table sets forth certain information regarding the beneficial ownership of shares of common stock by the selling stockholder as of September 2, 2016 and the number of shares of our common stock being offered pursuant to this prospectus. We believe that the selling stockholder has sole voting and investment powers over its shares.

Because the selling stockholder may offer and sell all or only some portion of the 5,917,442 shares of our common stock being offered pursuant to this prospectus, the numbers in the table below representing the amount and percentage of these shares of our common stock that will be held by the selling stockholder upon termination of the offering are only estimates based on the assumption that the selling stockholder will sell all of its shares of our common stock being offered in the offering.

The selling stockholder has not had any position or office, or other material relationship with us or any of our affiliates over the past three years.

To our knowledge, the selling stockholder is not a broker-dealer or an affiliate of a broker-dealer. We may require the selling stockholder to suspend the sales of the shares of our common stock being offered pursuant to this prospectus upon the occurrence of any event that makes any statement in this prospectus or the related registration statement untrue in any material respect or that requires the changing of statements in those documents in order to make statements in those documents not misleading.

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Name of Selling Stockholder	Shares Owned by the Selling Stockholder before the Offering(1)	Total Shares Offered in the Offering	Number of Shares to Be Owned by Selling Stockholder After the Offering and Percent of Total Issued and Outstanding Shares(1)
			# of Shares(2)	% of Class(2),(3)
Tangiers Global, LLC(4)	0	5,829,842	0	*
Brian E. Johnson	87,600	87,600	0	*

Notes
*	Less than 1%.

(1)	Beneficial ownership is determined in accordance with Securities and Exchange Commission rules and generally includes voting or investment power with respect to shares of common stock. Shares of common stock subject to options and warrants currently exercisable, or exercisable within 60 days, are counted as outstanding for computing the percentage of the person holding such options or warrants but are not counted as outstanding for computing the percentage of any other person.
(2)	We have assumed that the selling stockholder will sell all of the shares being offered in this offering.

(3)	Based on 5,917,442 shares of our common stock issued and outstanding as of September 2, 2016. Shares of our common stock being offered pursuant to this prospectus by a selling stockholder are counted as outstanding for computing the percentage of the selling stockholder.

(4)	Justin Ederle has the voting and dispositive power over the shares owned by Tangiers Global, LLC.

Plan of Distribution

This prospectus relates to the resale of 5,917,442 shares of our common stock, par value $0.00001 per share, including (i) 5,829,842 shares of common stock (the “Common Shares”), shares issuable to Tangiers Global, LLC (defined below) and, (ii) 87,600 shares previously issued to an individual shareholder.

This prospectus relates to the resale of up to 5,829,842 shares of the Common Shares, issuable to Tangiers Global, LLC (“Tangiers”), a selling stockholder pursuant to a “put right” under an amended and restated investment agreement (the “Investment Agreement”), dated August 4, 2016, that we entered into with Tangiers. The Investment Agreement permits us to “put” up to five million dollars ($5,000,000) in shares of our common stock to Tangiers over a period of up to thirty-six (36) months or until $5,000,000 of such shares have been “put.”

The Amended and Restated Investment Agreement with Tangiers is not transferable.

At an assumed purchase price under the Investment Agreement of $0.08 (equal to 80% of the closing price of our common stock of $0.10 on September 2, 2016), we will be able to receive up to $466,387 in gross proceeds, assuming the sale of the entire 5,829,842 Put Shares being registered hereunder pursuant to the Investment Agreement. At an assumed purchase price of $0.08 under the Investment Agreement, we would be required to register 566,701,625 additional shares to obtain the balance of $4,533,613 under the Investment Agreement. Due to the floating offering price, we are not able to determine the exact number of shares that we will issue under the Investment Agreement.

The selling stockholder may, from time to time, sell any or all of shares of our common stock covered hereby on the OTCQB, or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. A selling stockholder may sell all or a portion of the shares being offered pursuant to this prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices or at negotiated prices. A selling stockholder may use any one or more of the following methods when selling securities:

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●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	in transactions through broker-dealers that agree with the selling stockholder to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The selling stockholder may also sell securities under Rule 144 under the Securities Act of 1933, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholder (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities or interests therein, the selling stockholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling stockholder may also sell securities short and deliver these securities to close out its short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling stockholder may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

Tangiers Global, LLC is an underwriter within the meaning of the Securities Act of 1933 and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act of 1933 in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933. We are required to pay certain fees and expenses incurred by us incident to the registration of the securities.

The selling stockholder will be subject to the prospectus delivery requirements of the Securities Act of 1933 including Rule 172 thereunder.

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The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Securities Exchange Act of 1934, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholder will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of securities of the common stock by the selling stockholder or any other person. We will make copies of this prospectus available to the selling stockholder and will inform it of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act of 1933).

Dilution

The sale of our common stock to Tangiers Global, LLC in accordance with the Investment Agreement dated August 4, 2016 will have a dilutive impact on our stockholders. As a result, our net loss per share could increase in future periods and the market price of our common stock could decline. In addition, the lower our stock price is at the time we exercise our put option, the more shares of our common stock we will have to issue to Tangiers Global, LLC in order to drawdown pursuant to the investment agreement. If our stock price decreases during the pricing period, then our existing stockholders would experience greater dilution.

Investment Agreement with Tangiers Global, LLC

On August 4, 2016, we entered into an amended and restated investment agreement with Tangiers Global, LLC, a Wyoming limited liability company (“Tangiers”). Pursuant to the terms of the investment agreement, Tangiers committed to purchase up to $5,000,000 of our common stock over a period of up to 36 months. From time to time during the 36 month period commencing from the effectiveness of the registration statement, we may deliver a put notice to Tangiers which states the dollar amount that we intend to sell to Tangiers on a date specified in the put notice. The maximum investment amount per notice must be no more than 200% of the average daily trading dollar volume of our common stock for the eight (8) consecutive trading days immediately prior to date of the applicable put notice and such amount must not exceed an accumulative amount of $250,000. The minimum put amount is $5,000. The purchase price per share to be paid by Tangiers will be the 80% of the of the average of the two lowest closing bid prices of the Common Stock during the pricing period applicable to the put notice, provided, however, an additional 10% will be added to the discount of each put if (i) we are not DWAC eligible and (ii) an additional 15% will be added to the discount of each put if we are under DTC “chill” status on the applicable date of the put notice.

In connection with the investment agreement with Tangiers, we also entered into a registration rights agreement with Tangiers, pursuant to which we agreed to use our best efforts to, within 30 days of August 4, 2016, file with the Securities and Exchange Commission a registration statement, covering the resale of 5,829,842 shares of our common stock underlying the investment agreement with Tangiers.

The Company also issued a fixed convertible promissory note to Tangiers for the principal sum of $50,000 as a commitment fee.  The promissory note maturity date is February 14, 2017.

If this registration statement is declared effective within 90 days of the execution date of the Investment Agreement, the Company and Holder agree the principal balance of the Note will immediately be reduced by $25,000. If this registration statement is declared effective within 135 days, but no more than 90 days of the execution date of the Investment Agreement, the Company and Holder agree the principal balance of the Note will immediately be reduced by $15,000.

The 5,829,842 shares being offered pursuant to the investment agreement with Tangiers represents12.49% of the shares issued and outstanding, assuming that the selling stockholders will sell all of the shares offered for sale. The 5,829,842 shares being offered pursuant to this prospectus represent 27.38% of the shares issued and outstanding held by non-affiliates of our company. The investment agreement with Tangiers is not transferable and any benefits attached thereto may not be assigned.

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At an assumed purchase price under the Investment Agreement of $0.08 (equal to 80% of the closing price of our common stock of $0.10 on September 2, 2016), we will be able to receive up to $466,387 in gross proceeds, assuming the sale of the entire 5,829,842 Put Shares being registered hereunder pursuant to the Investment Agreement. At an assumed purchase price of $0.08 under the Investment Agreement, we would be required to register 566,701,625 additional shares to obtain the balance of $4,533,613 under the Investment Agreement. Due to the floating offering price, we are not able to determine the exact number of shares that we will issue under the Investment Agreement.

There are substantial risks to investors as a result of the issuance of shares of our common stock under the investment agreement with Tangiers. These risks include dilution of stockholders’ percentage ownership, significant decline in our stock price and our inability to draw sufficient funds when needed.

We intend to sell Tangiers periodically our common stock under the investment agreement and Tangiers will, in turn, sell such shares to investors in the market at the market price. This may cause our stock price to decline, which will require us to issue increasing numbers of common shares to Tangiers to raise the same amount of funds, as our stock price declines.

The proceeds received from any “puts” tendered to Tangiers under the investment agreement will be used for general corporate and working capital purposes and acquisitions or assets, businesses or operations or for other purposes that our board of directors, in its good faith deem to be in the best interest of the Company.

We may have to increase the number of our authorized shares in order to issue the shares to Tangiers if we reach our current amount of authorized shares of common stock. Increasing the number of our authorized shares will require board and stockholder approval. Accordingly, because our ability to draw down any amounts under the investment agreement with Tangiers is subject to a number of conditions, there is no guarantee that we will be able to draw down any portion or all of the proceeds of $5,000,000 under the investment agreement with Tangiers.

Description of Property

Our Offices

Our headquarters are located at 5690 Logan Street, Unit A, Denver CO. 80216, where we lease office space under a contract effective July 28, 2015, expiring on July 31, 2020. Under the terms of the lease, payments are $4,500 per month for the first 36 months of the lease, and escalate thereafter.

We believe that our existing office facilities are adequate for our needs. Should we require additional space at that time, or prior thereto, we believe that such space can be secured on commercially reasonable terms.

Description of Securities

Capital Stock

We are authorized to issue 5,000,000 shares of preferred stock, $0.01 par value, and 100,000,000 shares of Common stock, $0.00001 par value.

Preferred Stock

As of September 2, 2016, we had 0 shares of preferred stock issued and outstanding.

Common Stock

As of September 2, 2016, 46,751,074 shares of common stock are issued and outstanding.

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The holders of our common stock have equal ratable rights to dividends from funds legally available if and when declared by our board of directors and are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs. Our common stock does not provide the right to a preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights. Our common stock holders are entitled to one non-cumulative vote per share on all matters on which stockholders may vote.

All shares of common stock now outstanding are fully paid for and non-assessable. We refer you to our certificate of incorporation, bylaws and the applicable statutes of the state of Delaware for a more complete description of the rights and liabilities of holders of our securities. All material terms of our common stock have been addressed in this section.

Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in that event, the holders of the remaining shares will not be able to elect any of our directors.

Dividends

We have not paid any cash dividends to our shareholders. The declaration of any future cash dividends is at the discretion of our Board and depends upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations. Dividend rights of both our common and preferred shareholders will entitle them to the same dividend that other shareholders of the same class receive.

Warrants

As of June 30, 2016 and December 31, 2015, the Company issued fully-vested warrants to the Company’s independent board member to purchase up to two hundred and fifty thousand (250,000) shares of common stock at an exercise price of sixty-three cents ($0.63) per share were outstanding, exercisable within five (5) years of the date of issuance on November 19, 2014. The grant date fair value of the warrants, as calculated based on the Black-Scholes valuation model, was $0.59 per share. There were no outstanding unvested warrants or new issuances of warrants during the three months ended June 30, 2016; consequently, no stock-based compensation expense associated with warrant was recorded during the six months ended June 30, 2016.

As of June 30, 2016 and December 31, 2015, as the exercise price per share exceeded the price per share of our common shares, there was no aggregate intrinsic value of outstanding warrants. As of June 30, 2016 and December 31, 2015, the warrants had 3.6 and 3.3 years remaining until expiration, respectively. No warrants were issued or outstanding during or preceding the six months ended June 30, 2016.

Options

There are no outstanding options to purchase our securities.

Business Overview

We primarily operate within two divisions within the regulated cannabis industry: (i) consulting and professional services; and, (ii) the sale of products and equipment commonly utilized in the cultivation, processing, transportation or retail sale of cannabis. We do not hold any ownership interests, direct or indirect, in businesses which hold a license to produce and/or sell cannabis. We do not sell, cultivate, manufacture, or transact cannabis.

Consulting Services

We offer consulting services for companies associated with the cannabis industry in all stages of development. Our service offerings include the following:

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•	Cannabis Business Planning. Our commercial cannabis business planning services are structured to help those pursuing state based operational licensing to create and implement effective, long-range business plans. We work with our clients to generate a comprehensive strategy based on market need and growth opportunities, and be a partner through site selection, site design, the development of best operating practices, the facility build-out process, and the deployment of products. We understand the challenges and complexities of the regulated commercial cannabis market and we have the expertise to help client businesses thrive.

•	Cannabis Business License Applications. Our team has the experience necessary to help clients obtain approval for their state license and ensure their company remains compliant as it grows. We have crafted successful, merit-based medical marijuana business license applications in multiple states and we understand the community outreach and coordination of services necessary to win approval. As part of the process for crafting applications, we collaborate with clients to develop business protocols, safety standards, a security plan, and a staff training program. Depending on the nature of our clients’ businesses and needs, we can work with our clients to draft detailed cultivation plans, create educational materials for patients, or design and develop products that comply with legal state guidelines

•	Cultivation Build-out Oversight Services. We offer cultivation build-out consulting as part of our Cannabis Business Planning service offerings. We help clients ensure their project timeline is being met, facilities are being designed with compliance and the regulated cannabis industry in mind, and that facilities are built to the highest of quality standards for cannabis production and/or distribution. This enables a seamless transition from construction to cultivation, ensuring that client success is optimized and unencumbered by mismanaged construction projects.

•	Cannabis Regulatory Compliance. Based on our thorough understanding of regulated commercial cannabis laws nationwide, we can help client cultivation operations, retail dispensaries and/or infused-product kitchen businesses to meet and maintain regulatory compliance for both medical and recreational markets. We partner with our clients to establish standard operating procedures in accordance with their state’s regulation and help them implement effective staff hiring and training practices to ensure that employees adhere to relevant guidelines.
•	Compliance Audit Services. Our regulatory compliance service offerings include compliance auditing. The regulated cannabis industry is developing rapidly with evolving laws and regulations, and navigating through current and new regulations and systems can be tedious and daunting. To assist our clients in addressing these challenges, we offer compliance audits performed by our experienced and knowledgeable staff; our team members maintain comprehensive oversight of the cannabis industry while staying up-to-date on current and new laws and regulations. Our compliance audits assess various regulatory topics, including: (1) licensing requirements; (2) visitor intake procedures; (3) seed-to-sale inventory tracking; (4) proper waste disposal procedures; (5) recordkeeping and documentation requirements; (6) cannabis transportation procedures; (7) packaging and labeling requirements; (8) security requirements; (9) product storage; (10) mandatory signage; and (11) preparedness for state and local inspections.

•	Cannabis Business Growth Strategies. Our team shares its collective knowledge and resources with our clients to create competitive, forward-looking cannabis business growth strategies formulated to minimize risk and maximize potential. We customize individual plans for the unique nature of our client businesses, their market and big-picture goals, supported with a detailed analysis and a thorough command of workflow best practices, product strategies, sustainability opportunities governed by a core understanding or regulatory barriers and/or opportunities.

•	Cannabis Business Monitoring. The regulated commercial cannabis industry is constantly growing and shifting, and the ongoing monitoring of a cannabis business allows it to remain responsive to evolving consumer demands and state regulations as well as potential operations problems. We offer fully-integrated business analysis solutions. Our monitoring services include sales tracking, market assessment, loss prevention strategies, review of operational efficiency and workflow recommendations. Additionally, our services include Strength, Weakness, Opportunity and Threat (“SWOT”) analysis, where we analyze client operations to pinpoint strengths, weaknesses, opportunities and threats. Our SWOT analyses allow clients to focus their efforts and resources on the most critical areas along these dimensions.

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Equipment and Supplies

In addition to professional consulting services, we operate an equipment and supplies division for customers in the cannabis industry, including through American Cultivator Co., our Group Purchasing Organization that enables customers to procure commonly used cultivation supplies at low prices associated with high volume purchases. Our major product offerings include the following:

•	The Satchel™. The Satchel was invented in response to regulatory changes in Colorado and elsewhere that require child-proof exit containers. The Satchel is a pouch-like case designed as a high-quality, child-proof exit package solution for the regulated cannabis industry. The Satchel meets child-safety requirements of the Consumer Products Safety Commission (“CPSC”), making it compliant in all states, and the Satchel’s drawstring and toggle lock fulfills the requirements of the Poison Prevention Packaging Act of 1970 (16 CFR part 1700). There are few products meeting regulatory standards, and even fewer that offer distinctive quality. The Satchel will meet all current exit packaging regulations, featuring a child-proof closure that completely conceals the contents inside. On March 29, 2016, the U.S. Patent and Trademark Office issued us Patent No. 9,296,524 B2 for the Satchel.
•	SoHum Living Soil™. The right grow methodology is critical to the success of any cannabis cultivation operation, and SoHum Living Soil™ is our solution to ensure that our customers can implement an optimal methodology that will maximize quality and yields while simplifying the cultivation process and reducing risk of operator error and test failure. The SoHum medium is a fully amended Just-add-water soil that contains none of the synthetic components found in other potting mixes and requires no chemical additives to spur growth. Compared with comparable methodologies, SoHum Living Soil™ offers a number of key advantages, including: (1) consistent Pyto-pharmaceutical-grade product quality; (2) improved plant resistance to disease; and (3) reduced operator error.

•	High Density Cultivation System (HDCS™). A key metric in the success of a cultivation operation is the maximization of available space to grow. Our High Density Cultivation System is a solution designed to ensure that space is used in the most efficient manner possible. The system takes advantage of the existence of vertical space, with racks installed vertically and placed on horizontal tracking to eliminate multiple isles and create multiple levels of space with which to grow plants. The High Density Cultivation System allows customers to increase production capacity without the need to add additional square footage to the operation.

•	The Cultivation Cube™. The Cultivation Cube™ is a self-contained, scalable cultivation system that is compliant with regulatory guidelines. The Cultivation Cube™ allows commercial cannabis cultivation operations to maximize space, yield and profit through an innovative design that provides a fully integrated growing solution. The Cultivation Cube utilizes more lights per square foot than traditional grow systems, which translates to profit increases per square foot. The Cultivation Cube™ is also stackable, which allows customers to achieve vertical gains and effectively doubles productive square-footage. It is an ideal solution for commercial-scale cultivation within limited space, with numerous advantages over other traditional grow systems, including: (1) flexibility to fit customer build-out sites; (2) efficient speed-to-market with fast delivery and set-up; (3) increased security with limited access units; (4) risk mitigation through precision environmental controls; and, (5) is compatible with lean manufacturing principles and operations.

•	Other Products. We offer our clients a diverse array of commonly utilized product offerings from across all areas of the regulated cannabis industry, including cultivation operations, medicinal and recreational cannabis dispensary operations, and infused-products. Examples of products available through American Cultivator Co. include HID Ballasts, reflectors, MH and HPS bulbs, T5 fixtures, mediums, nutrients and fertilizers, growing containers, flood tables, reservoirs, and various other supplies, including cleaning products and office supplies. We also offer a Group Purchasing Organization (“GPO”) focused on disposables to creates purchasing power by leveraging groups of businesses to obtain discounts from vendors based on the collective buying power of the GPO.

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Sales and Marketing

We sell our services and products throughout the United States in states that have implemented regulated cannabis programs as well as Canada. We intend to expand our offerings as more new countries, states and jurisdictions as they adopt state-regulated or federal programs.

Research and Development

As a component of our equipment and supplies offerings, from time-to-time we design and develop our own proprietary products to meet demand in markets where current offerings are insufficient. These products include, but are not limited to: the Satchel™, Cultivation Cube™, So-Hum Living Soils™ and the HDCS™. Costs associated with the development of new products are expensed as occurred as research and development operating expenses. During the year ended December 31, 2015, our research and development costs were $51,115 as compared to $12,863 for the fiscal year ended December 31, 2014.

Significant Customers

For the year ended December 31, 2015 and December 31, 2014, in the aggregate, three customers and two customers, respectively, accounted for 74% and 52% of the Company’s total revenues for each respective period.

On a geographical basis, for the year ended December 31, 2015, approximately 91% and 9% of our total revenues were generated from the United States and Canada, respectively. For the year ended December 31, 2014, approximately 70% and 30% of our total revenues for the period were generated from the United States and Canada, respectively.

Intellectual Property

On March 29, 2016, the U.S. Patent and Trademark Office issued us Patent No. 9,296,524 B2 for the Satchel.

We may file for additional patent protection as we deem appropriate to protect new products. We also had trademark applications pending to protect our branding and logos. These pending applications included trademarks for American Cannabis Company (stylized and/or with design logo), American Cannabis Consulting (stylized and/or with design logo), the design and colors used in our leaf logo, the Cultivation Cube (stylized and/or with design logo), our slogan (“Growing the Next Frontier”), and two word marks and the logo associated with SoHum Living Soil.

Competition

Our competitors include professional services firms dedicated to the regulated cannabis industry as well as suppliers of equipment and supplies commonly utilized in the cultivation, processing, or retail sale of cannabis. We compete in markets where cannabis has been legalized and regulated, which includes various states within the United States, it’s territories and Indian Country therein and Canada. We expect that the quantity and composition of our competitive environment will continue to evolve as the industry matures. Additionally, increased competition is possible to the extent that new states and geographies enter the marketplace as a result of continued enactment of regulatory and legislative changes that de-criminalize and regulate cannabis products. We believe that by being well established in the industry, our experience and success to date, and continued expansion of service and product offerings in new and existing locations are factors that mitigate the risk associated with operating in a developing competitive environment. Additionally, the contemporaneous growth of the industry as a whole will result in new customers entering the marketplace, thereby further mitigating the impact of competition on our operations and results.

Employees

As of September 2, 2016, we have nine (9) full-time employees, all of whom are U.S based, primarily in Colorado at our Denver headquarters. None of our U.S employees are represented by a labor union.

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MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The statements contained in this report that are not statements of historical fact, including without limitation, statements containing the words “believes,” “expects,” “anticipates” and similar words, constitute forward-looking statements that are subject to a number of risks and uncertainties. From time to time we may make other forward-looking statements. Investors are cautioned that such forward-looking statements are subject to an inherent risk that actual results may materially differ as a result of many factors, including the risks discussed from time to time in this report, including the risks described under “Risk Factors” in any filings we have made with the SEC.

Our discussion and analysis of our financial condition and results of operations are based upon our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses. On an on-going basis, we evaluate these estimates, including those related to useful lives of real estate assets, cost reimbursement income, bad debts, impairment, net lease intangibles, contingencies and litigation. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. There can be no assurance that actual results will not differ from those estimates.

Background

American Cannabis Company, Inc. and subsidiary is a publicly listed company quoted on the OTCQB under the symbol “AMMJ”. We are based in Denver, Colorado and operate a fully-integrated business model that features end-to-end solutions for businesses operating in the regulated cannabis industry in states and countries where cannabis is regulated and/or has been de-criminalized for medical use and/or legalized for recreational use. We provide advisory and consulting services specific to this industry, design industry-specific products and facilities, and sell both exclusive and non-exclusive customer products commonly used in the industry.

The Company was incorporated in the State of Delaware on September 24, 2001 under the name “Naturewell, Inc.” On March 13, 2013, the Company completed a merger transaction whereby it acquired Brazil Interactive Media, Inc. (“BIMI”), a Brazilian interactive television company and television production company. The Company’s Certificate of Incorporation were amended to reflect a new name: Brazil Interactive Media, Inc. On May 15, 2014 the Company entered into an Agreement and Plan of Merger with Cannamerica Corp. (the “Merger Sub”), a wholly-owned subsidiary of BIMI, and Hollister & Blacksmith, Inc. doing business as American Cannabis Consulting (“American Cannabis Consulting”). The merger was completed on September 29, 2014, resulting in American Cannabis Consulting being merged with and into the Merger Sub (the “Reverse Merger”). The Company subsequently amended its Certificate of Incorporation to change its name to “American Cannabis Company, Inc.” Upon the closing of the Reverse Merger, all of the Company’s officers and directors appointed designee officers and directors from American Cannabis Consulting and resigned. Consistent with the Merger Agreement, the Company consummated a complete divestiture of BIMI, Inc., a Delaware corporation and wholly-owned subsidiary of the Company, pursuant to a Separation and Exchange Agreement dated May 16, 2014 (the “Separation Agreement”) between the Company, BIMI, Inc., and Brazil Investment Holding, LLC (“Holdings”), a Delaware limited liability company.

On October 10, 2014, the Company changed its stock symbol from BIMI to AMMJ.

Results of Operations

Year ended December 31, 2015 compared to year ended December 31, 2014

The following table presents our operating results for the year ended December 31, 2015 compared to December 31, 2014:

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	Year Ended December 31, 2015	% of Revenues	Year Ended December 31, 2014	% of Revenues	$ Change
Revenues
Consulting Services	$693,225	24.8	$677,633	53.8	$15,592
Product and equipment	2,106,662	75.2	581,379	46.2	1,525,283
Total Revenues	2,799,887	100.0	1,259,012	100.0	1,540,875

Cost of Revenues
Cost of consulting services	182,161	6.5	322,134	25.6	(139,973)
Cost of products and equipment	1,817,952	64.9	449,342	35.7	1,368,610
Total Cost of Revenues	2,000,113	71.4	771,476	61.3	1,228,637

Gross Profit	799,774	28.6	487,536	38.7	312,238

Operating expenses
General and administrative	687,082	24.5	3,652,181	290.1	(2,965,099)
Investor Relations	307,069	11.0	23,132	1.8	283,937
Selling and marketing	307,474	11.0	190,164	15.1	117,310
Research and development	51,115	1.8	12,863	1.0	38,252
Total Operating expenses	1,352,740	48.3	3,878,340	308.0	(2,525,600)

Loss from Operations	(552,966)	(19.7)	(3,390,804)	(269.3)	2,837,838

Other Income (expense)
Gain on extinguishment of debt	72,771	2.6	35,000	2.8	37,771
Interest Income (expense)	(35,458)	(1.3)	(263,388)	(20.9)	227,930
Total Other Income (expense)	37,313	1.3	(228,388)	(18.1)	265,701

Net Loss before taxes	(515,653)	(18.4)	(3,619,192)	(287.5)	3,103,539
Income Tax expense (benefit)	—	0.0	—	0.0	—

NET LOSS	($515,653)	(18.4)	($3,619,192)	(287.5)	$3,103,539

Revenues

Total revenues for the year ended December 31, 2015 and December 31, 2014, were $2,799,887 and $1,259,012, respectively, an increase of $1,540,875. This increase was primarily due to growth in our client base and volume of operations as our business has matured following commencement of business operations in April 2013, specifically the establishment of our in-house product offerings and 3rd party equipment sales were major contributing factors. For the year ended December 31, 2015 and December 31, 2014, consulting services revenue was $693,225 and $677,633, respectively. For the year ended December 31, 2015 and December 31, 2014, products and equipment revenue were $2,106,662 and $581,379, respectively. During the years ended December 31, 2015 and December 31, 2014, the company generated revenue from the sale of products in the amount of $25,214 and $0, respectively, to a Director.

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Costs of Revenues

Costs of revenues primarily consist of labor, travel, and other costs directly attributable to providing services or products. For the year ended December 31, 2015 and December 31, 2014, our total costs of revenues were $2,000,113 and $771,476, respectively. The increase in costs of revenues was primarily due to the increase in operating expenses related to overhead and salaries as well as sales volume discussed above. As a percentage of total revenues, the increase was due to changes in product mix, as sales of products and equipment, which have a lower gross margin compared to consulting and advisory services, made up a higher percentage of revenues and costs of revenues during the year ended December 31, 2015 as compared to December 31, 2014. For the year ended December 31, 2015, consulting related costs were $182,161 or 6.5% of total revenues and costs related with costs associated with products and equipment were $1,817,952 or 64.9% of total revenues. For the year ended December 31, 2014, consulting related costs were $322,134, or 25.6% of total revenue, and costs associated with products and equipment were $449,342, or 35.7% of total revenue.

Gross Profit

For the year ended December 31, 2015 and December 31, 2014, gross profit was $799,774 and $487,536, respectively. This increase was primarily due to growth in our client base and volume of operations including product sales as our business has matured following commencement of business operations since 2013. As a percentage of total revenues, gross profit was 28.6% and 38.7% for the years ended December 31, 2015 and December 31, 2014, respectively. This decrease was primarily due to the year ended December 31, 2015 having a higher proportion of total revenues from product and equipment sales as compared to consulting services, as product and equipment sales have a lower profit margin compared to revenues generated by consulting and advisory services.

Operating Expenses

Total operating expenses for the years ended December 31, 2015 and December 31, 2014 was $1,352,740 and 3,878,340, respectively. This decrease of $2,525,600 was attributed to stock-based compensation expense of $319,187 in 2015 versus $3,370,128 in 2014. The decrease in stock-based compensation expense reflected grants for which the awards were vested. A higher amount was reflected in 2014 due to the Reverse Merger activities during 2014. In addition, we experienced an increase in investor relations which was $307,069 during 2015 versus $23,132 incurred in 2014 as the company began working with investor funding opportunities.

Other Income (Expense)

Other income (expense) for the years ended December 31, 2015 and December 31, 2014 was income of $37,313 and expense of $228,388, respectively. This increases in other income was due to less interest incurred during 2015, $35,458 versus $263,388 of interest expense attributed to initial amortization of the discount on our convertible notes payable. In addition, for December 31, 2015 and December 31, 2014 we had a gain on debt extinguishment of $72,771 and $35,000, respectively, which was attributed to negotiations with legal counsel in the forgiveness of debt, which was deemed fully satisfied as an aspect of the issuance of convertible notes payable.

Net Income (Loss)

As a result of the factors discussed above, net loss for the year ended December 31, 2015 and December 31, 2014 was net loss of $515,653 and $3,619,192, respectively. For December 31, 2015 and December 31, 2014, these net losses represented a 18.4% and 287.5% of total revenues for the respective periods.

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The statements contained in this report that are not statements of historical fact, including without limitation, statements containing the words “believes,” “expects,” “anticipates” and similar words, constitute forward-looking statements that are subject to a number of risks and uncertainties. From time to time we may make other forward-looking statements. Investors are cautioned that such forward-looking statements are subject to an inherent risk that actual results may materially differ as a result of many factors, including the risks discussed from time to time in this report, including the risks described under “Risk Factors” in any filings we have made with the SEC.

Our discussion and analysis of our financial condition and results of operations are based upon our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses. On an on-going basis, we evaluate these estimates, including those related to useful lives of real estate assets, cost reimbursement income, bad debts, impairment, net lease intangibles, contingencies and litigation. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. There can be no assurance that actual results will not differ from those estimates.

Results of Operations

For the Three Month Period Ended June 30, 2016 compared to June 30, 2015

	For the three months ended June 30, 2016	% of Revenues	For the three months ended June 30, 2015	% of Revenues	$ Change
Revenues
Consulting Services	$211,863	47.8	$268,488	57.3	($56,625)
Product and equipment	231,785	52.2	200,257	42.7	31,528
Total Revenues	443,648	100.0	468,745	100.0	(25,097)

Cost of Revenues
Cost of consulting services	51,278	11.6	88,632	18.9	(37,354)
Cost of products and equipment	145,848	32.9	176,347	37.6	(30,499)
Total Cost of Revenues	197,126	44.4	264,979	56.5	(67,853)

Gross Profit	246,522	55.6	203,766	43.5	42,756

Operating expenses
General and administrative	307,953	69.4	130,454	27.8	177,499
Investor Relations	893	0.2	56,286	12.0	(55,393)
Selling and marketing	19,662	4.4	113,224	24.2	(93,562)
Research and development	1,413	0.3	11,350	2.4	(9,937)
Total Operating expenses	329,921	74.4	311,314	66.4	18,607

Loss from Operations	(83,399)	(18.8)	(107,548)	(22.9)	24,149

Other Income (expense)
Loss on debt extinguishment	—	0.0	72,771	15.5	(72,771)
Interest Income (expense)	(1,376)	(0.3)	(8,837)	(1.9)	7,461
Total Other Income (expense)	(1,376)	(0.3)	63,934	13.6	(65,310)

Net Loss before taxes	(84,775)	(19.1)	(43,614)	(9.3)	(41,161)
Income Tax expense (benefit)	—	0.0	—	0.0	—

NET LOSS	($84,775)	(19.1)	($43,614)	(9.3)	($41,161)

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Revenues

Total revenues were $443,648 for the three months ended June 30, 2016, compared to $468,745 for the three months ended June 30, 2015, a decrease of $25,097. The decrease in consulting revenues is due to our consulting clients being in various early stages of their projects, which results in periodic fluctuations of cyclical consulting revenues as of June 30, 2016 and June 30, 2015. However, we did continue to grow in the product and equipment sales as our ongoing clients required products for their strategic growth and development. We expect to see growth in the future as more states allow for the medical and recreational use and sale of cannabis. We continue to establish our products and equipment offerings and growth in our client base and volume of operations as our business has matures following commencement of business operations in April 2013. For the three months ended June 30, 2016, consulting services revenue were $211,863, or 47.8% of total revenue, compared to $268,488, or 57.3% of total revenues for the three months ended June 30, 2015. This is mainly attributed to fewer new clients on board for the three months ended June 30, 2016 compared to the three months ended June 30, 2015. For the three months ended June 30, 2016, products and equipment revenue were $231,785, or 52.2% of total revenues, compared to $200,257, or 42.7% of total revenues for the three months ended June 30, 2015.

Costs of Revenues

Costs of revenues primarily consist of labor, travel, and other costs directly attributable to providing services or products. During the three months ended June 30, 2016, our total costs of revenues were $197,126, or 44.4% of total revenues. This compares to total costs of revenues for the three months ended June 30, 2015 of $264,979 or 56.5% of total revenues. The decrease in costs of revenues of $67,853 was primarily due to a decrease in consulting sales volume   discussed above and a reduction in our internal infrastructure development. For the three months ended June 30, 2016, consulting-related costs were $51,278, or 11.6% of total revenue, as compared to costs of $88,632, or 18.9% of revenue for the three months ended June 30, 2015. Costs associated with products and equipment were $145,848, or 32.9% of total revenue for the three months ended June 30, 2016 as compared to $176,347, or 37.6% of total revenue for the three months ended June 30, 2015. As a percentage of revenues, the decreases were primarily due to lower sales volume during the three months ended June 30, 2016, as certain primarily-fixed costs such as labor made up a comparably smaller percentage of revenues as compared to the three months ended June 30, 2015.

Gross Profit

Total gross profit was $246,522 for the three months ended June 30, 2016, comprised of consulting services gross profit of $160,585 and products and equipment gross profit of $85,937. This compares to total gross profit of $203,766 for the three months ended June 30, 2015, comprised of consulting services gross profit of $179,856 and products and equipment gross profit of $23,910. These decrease of $19,271 for consulting services gross profit and an increase of $62,027 for products and equipment gross profit were primarily due to less new clients in our client base and further establishment of our products and equipment offerings. As a percentage of total revenues, gross profit was 56.6% for the three months ended June 30, 2016 and 43.5% for the three months ended June 30, 2015. This increase was primarily driven by the higher sales volume in products and equipment sales volume during the three months ended June 30, 2016.

Operating Expenses

Total operating expenses were $329,921, or 74.4% of total revenues for the three months ended June 30, 2016, compared to $311,314, or 66.4% of total revenues for the three months ended June 30, 2015. This increase was primarily due to an increase in general and administrative expenses attributable to higher bad debt expense and by higher accounting, auditing and legal fees associated with the costs of running a public company. The increase was further driven by higher payroll costs as lower labor amounts were allocated to projects for the three months ended June 30, 2016 as compared to June 30, 2015. Also, the Company has reduced selling and marketing efforts due to achieving a stronger brand recognition in the market place during the three months ended June 30, 2016 as compared with the three months ended June 30, 2015, which has resulted in lower expenditures for trade shows and conferences.

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Other Income (Expense)

Other income (expense) for the three months ended June 30, 2016 was expense of $1,376 as compared with $63,934 income for the three months ended June 30, 2015. For the three months ended June 30, 2016 the Company incurred a non-cash interest expense reflecting $2,076 related to convertible notes payable discount amortization for the period, which was partially offset by other income as compared to $8,837 expense for the three months ended June 30, 2015. The Company incurred a gain on extinguishment of debt of $72,771 for the three months ended June 30, 2015.

Income Tax Expense (Benefit)

Although our tax status changed from a non-taxable pass-through entity (S-Corporation) to a taxable entity (C-Corporation) during the year ended December 31, 2014, due to cumulative losses since we became a C-Corporation, we recorded a valuation allowance against our related deferred tax asset which netted our deferred tax asset and benefit for income taxes to zero for the three months ended June 30, 2016.

Net Income (Loss)

As a result of the factors discussed above, net income (expense) for the three months ended June 30, 2016 was net loss of $84,775, or 19.1% of total revenues for the period, as compared to a net loss of $43,614, or 9.3% of total revenues for the three months ended June 30, 2015.

For the Six Month Period Ended June 30, 2016 compared to June 30, 2015

For the six months ended June 30, 2016	For the three months ended June 30, 2016	% of Revenues	For the three months ended June 30, 2015	% of Revenues	$ Change
Revenues
Consulting Services	$459,473	46.7	$464,058	50.9	($4,585)
Product and equipment	524,579	53.3	448,354	49.1	76,225
Total Revenues	984,052	100.0	912,412	100.0	71,640
Cost of Revenues
Cost of consulting services	99,800	10.1	146,483	16.1	(46,683)
Cost of products and equipment	380,857	38.7	401,998	44.1	(21,141)
Total Cost of Revenues	480,657	48.8	548,481	60.1	(67,824)
Gross Profit	503,395	51.2	363,931	39.9	139,464
Operating expenses
General and administrative	531,440	54.0	252,578	27.7	278,862
Investor Relations	18,068	1.8	187,702	20.6	(169,634)
Selling and marketing	40,477	4.1	207,529	22.7	(167,052)
Research and development	1,413	0.1	41,722	4.6	(40,309)
Total Operating expenses	591,398	60.1	689,531	75.6	(98,133)
Loss from Operations	(88,003)	(8.9)	(325,600)	(35.7)	237,597
Other Income (expense)
Loss on debt extinguishment	—	0.0	72,771	8.0	(72,771)
Interest Income (expense)	(10,329)	(1.0)	(17,623)	(1.9)	7,294
Total Other Income (expense)	(10,329)	(1.0)	55,148	6.0	(65,477)
Net Loss before taxes	(98,332)	(10.0)	(270,452)	(29.6)	172,120
Income Tax expense (benefit)	—	0.0	—	0.0	—
NET LOSS	98,332)	(10.0)	270,452)	(29.6)	$172,120

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Revenues

Total revenues were $984,052 for the six months ended June 30, 2016, compared to $912,412 for the six months ended June 30, 2015, an increase of $71,640. This increase was driven by growth in our sales of products and equipment as our business matured following commencement of business operations in April 2013. For the six months ended June 30, 2016, consulting services revenue was $459,473, or 46.7% of total revenue, compared to $464,058, or 50.9% of total revenues for the six months ended June 30, 2015. This reduction is mainly due to fewer new clients for the six months ended June 30, 2016 as compared with the six months ended June 30, 2015. For the six months ended June 30, 2016, products and equipment revenue were $524,579, or 53.3% of total revenues, compared to $448,354, or 49.1% of total revenues for the six months ended June 30, 2015.

Costs of Revenues

Costs of revenues primarily consist of labor, travel, and other costs directly attributable to providing services or products. During the six months ended June 30, 2016, our total costs of revenues were $480,657, or 48.8% of total revenues. This compares to total costs of revenues for the six months ended June 30, 2015 of $548,481 or 60.1% of total revenues. The decrease in costs of revenues of $67,824 was primarily due to the overall increase in sales volume discussed above and a reduction in our internal infrastructure development. For the six months ended June 30, 2016, consulting-related costs were $99,800, or 10.1% of total revenue, as compared to costs of $146,483 or 16.1% of revenue for the six months ended June 30, 2015. Costs associated with products and equipment were $380,857, or 38.1% of total revenue for the six months ended June 30, 2016 as compared to $401,998, or 44.1% of total revenue for the six months ended June 30, 2015. As a percentage of revenues, the decreases were primarily due to level of sales volume, as discussed above, during the six months ended June 30, 2016, as certain labor intensive services made up a comparably smaller percentage of revenues as compared to the six months ended June 30, 2015.

Gross Profit

Total gross profit was $503,395 for the six months ended June 30, 2016, comprised of consulting services gross profit of $359,673 and products and equipment gross profit of $143,723. This compares to total gross profit of $363,931 for the six months ended June 30, 2015, comprised of consulting services gross profit of $317,575 and products and equipment gross profit of $46,356. These increases of $42,098 in consulting services gross profit and $97,367 in products and equipment gross profit were primarily due to lower labor intensive services on the consulting revenues, and growth in sales of our products and equipment offerings. As a percentage of total revenues, gross profit was 51.2% for the six months ended June 30, 2016 and 39.9% for the six months ended June 30, 2016. This increase was primarily due to higher sales volume during the six months ended June 30, 2016.

Operating Expenses

Total operating expenses were $591,398, or 60.1% of total revenues for the six months ended June 30, 2016, compared to $689,531, or 75.6% of total revenues for the six months ended June 30, 2015. This decrease was primarily due to a decrease in investor relations expenses as the Company is currently utilizing internal resources for this function instead of outside sources; also the Company has not invested in research and development projects during the six months ended June 30, 2016. In addition, the Company has reduced selling and marketing efforts due to achieving a stronger brand recognition in the market place during the six months ended 2016, which has resulted in lower expenditures for trade shows and conferences as compared to the six months ended June 30, 2015. However, there was an increase in general and administrative expenses which was attributed to bad debts expense in 2016 for which there was $0 in 2015, along with increase in professional fees such as accounting, auditing and legal services, which are all needed to run a public company, as well as an increase in payroll costs as the Company allocated less labor to projects for the six months ended June 30, 2016 as compared to June 30, 2015.

Other Income (Expense)

Other income (expense) for the six months ended June 30, 2016 was expense of $10,329 as compared with income of $55,148 for the six months ended June 30, 2015. For the six months ended June 30, 2016 the Company incurred non-cash interest expense reflecting $10,329 related to convertible notes payable discount amortization for the period, which was partially offset by interest income as compared to $17,623 expense for the six months ended June 30, 2015. The Company recognized a gain on extinguishment of debt of $72,771 for the six months ended June 30, 2015.

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Income Tax Expense (Benefit)

Although our tax status changed from a non-taxable pass-through entity (S-Corporation) to a taxable entity (C-Corporation) during the year ended December 31, 2014, due to cumulative losses since we became a C-Corporation, we recorded a valuation allowance against our related deferred tax asset which netted our deferred tax asset and benefit for income taxes to zero for the six months ended June 30, 2016.

Net Income (Loss)

As a result of the factors discussed above, net loss for the six months ended June 30, 2016 was $98,332 or 10.0% of total revenues and net loss for the six months ended June 30, 2015 was $270,452 or 29.6% of total revenues.

Liquidity and Capital Resources

As of June 30, 2016, our primary internal sources of liquidity were our working capital, which included cash and cash equivalents of $228,654 and accounts receivable of $151,736. We also have the ability to raise additional capital as needed through external equity financing transactions. For the six months ended June 30, 2016, primarily as a result of non-cash expenses, the Company’s operating cash flows were a use of $464,529 due to an increase in accounts receivable of $116,795, a decrease in advances from clients of $105,416 and a decrease in accounts payable of $146,491. Additionally, considering that our fixed overhead costs are low, we have the ability to issue stock to compensate employees and management, and the level of future revenue we expect to generate from executed client contracts, we believe our liquidity and capital resources to be adequate to fund our operational and general and administrative expenses for at least the next 12 months without needing to raise additional debt or equity funding. There is no guarantee we will have the ability to raise additional capital as needed through external equity financing transactions if required.

Operating Activities

Net cash used in operating activities for the six months June 30, 2016 and 2015 was $464,529 and $175,368, respectively. The $464,529 use of cash was due to an increase in accounts receivable of $116,795, a decrease in advances from clients of $105,416 and a decrease in accounts payable of $146.491. Net cash used in operating activities for the six months ended June 30, 2015 was $175,368, consisting of net loss of $270,452, non-cash adjustments reconciling net income to net cash used in operating activities of $134,186 and a net use of cash of $39,102 from changes in operating assets and liabilities. The net non-cash adjustments of $134,186 were due to amortization of the discount on convertible notes payable of $17,704, employee stock-based compensation of $80,394, professional services compensated in shares of common stock of $107,385 and depreciation of $1,474, partially offset by a gain on debt extinguishment related to a negotiated settlement of legal fees of $72,771. Changes in operating assets and liabilities, a net use of cash of $39,102, were the result of a decrease in deferred revenue of $144,115, an increase in accounts receivable of $44,842 on higher sales volume, an increase in inventory of $25,600 primarily related to Satchels, an increase in prepaid expenses and other current assets of $5,606 and a decrease in accrued and other current liabilities of $1,511, mostly offset by a decrease in deposits of $102,202 primarily due to the receipt of Satchels during the period and an increase in accounts payable of $80,370.

Investing Activities

For the six months ended June 30, 2016 and 2015, investing activities were a use of cash of $1,662 and $12,332, respectively. This was due to purchases of office furniture and computer equipment during the six months ended June 30, 2016 and 2015, respectively.

Financing Activities

For the six months ended June 30, 2016 and 2015, the net cash from financing activities was $139,065 and $250,000, respectively. During the six months ended June 30, 2016 the Company received proceeds of $139,065 from one convertible promissory note. Net cash provided by financing activities of $250,000 for the six months ended June 30, 2015 reflected the sale of 833,333 shares of common stock to an investor during the period.

Off Balance Sheet Arrangements

As of June 30, 2016 and December 31, 2015, we did not have any off balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

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Non-GAAP Financial Measures

We use Adjusted EBITA, a non-GAAP metric, to monitor our overall business performance. We define Adjusted EBITA as net income (loss) before interest expense, net, provision for (benefit from) income taxes, stock-based compensation and certain non-recurring expenses, which to date have been limited to costs associated with the Reverse Merger. We believe that such adjustments to arrive at Adjusted EBITA provides us with a more comparable measure for managing our business. We also believe that it is a useful measure for securities analysts, investors, and other interested parties in the evaluation of our Company.

A reconciliation of net income (loss) to Adjusted EBITA is provided below.

	For three months ended June 30, 2016	For three months ended June 30, 2015	For six months ended June 30, 2016	For six months ended June 30, 2015
Adjusted EBITA reconciliation:
Net income (loss)	($84,775)	($43,614)	($98,332)	($270,425)
Interest expense (loss)	1,376	8,837	10,329	17,623
Tax expense (benefit)	—	—	—	—
Stock-based compensation expense	12,991	80,667	23,620	187,779
Adjusted EBITA	$(68,408)	45,890	($64,383)	$65,050

Directors and Executive Officers

Our Board of Directors

The following table sets forth information regarding our current directors and each director nominee, as of June 30, 2016.

Name	Principal Occupation	Age	Director Since
Corey Hollister	Chief Executive Officer & Chairman of the Board, American Cannabis Company, Inc.	40	2014
Ellis Smith	Chief Development Officer, American Cannabis Company, Inc.	39	2014
Vincent “Tripp” Keber	Chief Executive Officer, Dixie Brands, Inc.	47	2014

Corey Hollister has served as our Chief Executive Officer (CEO) and as a director since May 2014. In March 2013, Mr. Hollister co-founded American Cannabis Company, Inc. (“ACC”), and from March 2013 to May 2014, Mr. Hollister served as a Managing Director of ACC. From September 2010 to July 2013, Mr. Hollister co-owned and was director of Colorado Kind Care LLC d/b/a The Village Green Society, a Colorado-based Medical Marijuana Center. From October 2007 to September 2009, Mr. Hollister owned and operated Built-to-Last Fitness, a private health and wellness company focused on exercise and nutritional guidance for individuals, companies and schools. Prior to this, Mr. Hollister was based in Boston, MA and worked in Marketing and Advertising. Our Board believes Mr. Hollister’s qualifications to serve as an executive of the Company and as a member of our Board include his past success in founding and operating businesses, his leadership and corporate management experience, and his unique experience in Colorado and across the country advising clients in emerging medical cannabis markets.

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Ellis Smith from June 2014 to the present, Ellis Smith has served as our Chief Development Officer and as a director since September 2014. In March 2013, Mr. Smith co-founded ACC, and from March 2013 to May 2014, Mr. Smith served as a Managing Director of ACC. From September 2010 to July 2013, Mr. Smith co-owned Colorado Kind Care LLC d/b/a The Village Green Society, a Colorado-based Medical Marijuana Center, where he was responsible for managing the operations and protocols supporting the growth and production of medical marijuana. From 2008 to 2010, Mr. Smith founded and operated The Happy Camper Organics Inc., a medical marijuana company focused on the growth of wholesale cannabis for sale to medical marijuana businesses. From 2005 to 2010, Mr. Smith founded and operated Bluebird Productions, a video production company. Mr. Smith has been published and recognized for his horticultural experience and organic gardening in the cannabis industry, and he is known for assisting in identifying the Hemp Russet Mite and working with SKUNK magazine to educate the industry. Our Board believes Mr. Smith’s qualifications to serve as an executive of the Company and as a member of our Board include his past success in founding and operating businesses, his unique experience in horticultural and organic gardening, and his recognized qualifications in the emerging medical cannabis markets.

 Vincent “Tripp” Keber has served as a member of our board of directors since November 2014. Mr. Keber is a co-founder and Chief Executive Officer of Dixie Elixirs & Edibles (“Dixie”), a Colorado licensed medical marijuana infused products manufacturer. He is a founding director of the National Cannabis Industry Association, and, since 2013, has served as a director of the Marijuana Policy Project. He is also an advisory board member of the Medical Marijuana Industry Group in Colorado. In his current role as CEO of Dixie, Mr. Keber is responsible for the overall strategy, licensing, marketing, branding and expansion efforts related to the Dixie brand, both domestically and internationally. Mr. Keber has been featured on CBS’s 60 Minutes and CNBC. Since June 2014, Mr. Keber has also served as a Director of MassRoots, Inc. Prior to joining Dixie, Mr. Keber served as Chief Operating Officer for Bella Terra Resort Development Company, and EVP of Business Development for Sagebrush Realty Development. Mr. Keber has a Bachelor of Science in Political Science from Villanova University. Mr. Keber is involved in several charitable organizations located within the Aspen and Denver communities, and assists in the research and development of cannabis support for veterans suffering from post-traumatic stress disorder. Mr. Keber was selected to serve as a director because of his extensive experience, knowledge and leadership in the legal cannabis industry, as well as his success as a business leader and entrepreneur.

Our Executive Officers

We designate persons serving in the following positions as our named executive officers: our chief executive officer, chief financial officer, chief development officer, chief operating officer and chief technology officer. The following table sets forth information regarding our executive officers as of June 30, 2016.

Name	Principal Occupation	Age	Officer Since
Corey Hollister	CEO & Chairman of the Board, American Cannabis Company, Inc.	40	2014
Ellis Smith	Chief Development Officer, American Cannabis Company, Inc.	39	2014
Jesus M Quintero	Chief Financial Officer, American Cannabis Company, Inc.	55	2016

Corey Hollister’s biographical summary is included under “Our Board of Directors.”

Ellis Smith’s biographical summary is included under “Our Board of Directors.”

Jesus M Quintero, Chief Financial Officer from February 2016 to present Mr. Quintero also serves as Chief Financial officer of Massroots Inc., and has served as Brazil Interactive Media’s Chief Financial Officer. He has previously served as a financial consultant to several multimillion dollar businesses in Florida. Mr. Quintero has extensive experience in public company reporting and SEC/SOX compliance, and held senior finance positions with Avnet, Inc., Latin Node, Inc., Globetel Communications Corp. and Telefonica of Spain. His prior experience also includes tenure with PricewaterhouseCoopers and Deloitte & Touche. Mr. Quintero earned a B.S. in Accounting from St. John’s University and is a certified public accountant. He is fluent in English and Spanish, and conversant in Brazilian Portuguese.

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Employment Agreements

We have entered into an Executive Employment Agreement with Corey Hollister, our President and Chief Executive Officer, with an effective date of April 24, 2014. Under the terms of this agreement, he is serving as an executive of our company. We agreed to pay him a base salary of $75,000 annually, and he is entitled to receive an annual bonus of 5% of our net annual income if our annual net income exceeds $1,000,000. He is also entitled to participate in all benefit programs made available to our executive and/or salaried employees, paid vacation and reimbursement for business related expenses. The initial term of the agreement is five years, and it may be extended for successive one-year periods. The agreement may be terminated by either party giving written notice of such party’s intention to terminate the agreement and the employment of the Executive at least ninety (90) days prior to the end of the initial or an extended term. We have the option to terminate the agreement by giving Mr. Hollister Six (6) months notice if he incurs a condition that prevents him from carrying out his essential job functions for a period of Nine (9) months or longer. We may also terminate Mr. Hollister’s employment without notice and without any further compensation obligations, (except his accrued benefits and any benefit continuation or conversion rights he may have under the terms of the benefit plan or applicable law) if the termination is based on a material violation of this Agreement, fraud, embezzlement, securities law violation, other gross misconduct which causes material economic damage to the Company or material damage to the business reputation of the Company.

We have also entered into an Executive Employment Agreement with Ellis Smith, our Chief Development Officer, with an effective date of April 29, 2014. Under the terms of this agreement, he is serving as our Chief Development Officer. We agreed to pay him a base salary of $75,000 annually, and he is entitled to receive an annual bonus of 5% of our net annual income if our annual net income exceeds $1,000,000. He is also entitled to participate in all benefit programs made available to our executive and/or salaried employees, paid vacation and reimbursement for business related expenses. The initial term of the agreement is five years, and it may be extended for successive one-year periods. The agreement may be terminated by either party giving written notice of such party’s intention to terminate the agreement and the employment of the Executive at least ninety (90) days prior to the end of the initial or an extended term. We have the option to terminate the agreement by giving Mr. Smith Six (6) months notice if he incurs a condition that prevents him from carrying out his essential job functions for a period of Nine (9) months or longer. We may also terminate Mr. Smith’s employment without notice and without any further compensation obligations, (except his accrued benefits and any benefit continuation or conversion rights he may have under the terms of the benefit plan or applicable law) if the termination is based on a material violation of this Agreement, fraud, embezzlement, securities law violation, other gross misconduct which causes material economic damage to the Company or material damage to the business reputation of the Company.

Family Relationships

There are no family relationships between any director or executive officer.

Involvement in Certain Legal Proceedings

None of our directors and executive officers has been involved in any of the following events during the past ten years:

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(a)	any petition under the federal bankruptcy laws or any state insolvency laws filed by or against, or an appointment of a receiver, fiscal agent or similar officer by a court for the business or property of such person, or any partnership in which such person was a general partner at or within two years before the time of such filing, or any corporation or business association of which such person was an executive officer at or within two years before the time of such filing;

(b)	any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

(c)	being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining such person from, or otherwise limiting, the following activities: (i) acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission, or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity; engaging in any type of business practice; or (iii) engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of federal or state securities laws or federal commodities laws;

(d)	being the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any federal or state authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any activity described in paragraph (c)(i) above, or to be associated with persons engaged in any such activity;

(e)	being found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission to have violated a federal or state securities or commodities law, and the judgment in such civil action or finding by the Securities and Exchange Commission has not been reversed, suspended, or vacated;

(f)	Being found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated;

(g)	being the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of: (i) any federal or state securities or commodities law or regulation; or (ii) any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease- and-desist order, or removal or prohibition order; or (iii) any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

(h)	being the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Securities Exchange Act of 1934), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

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Executive Compensation

Summary Compensation Table

The particulars of compensation paid to the following persons:

(a)	all individuals serving as our principal executive officer during the year ended December 31, 2015;

(b)	each of our two most highly compensated executive officers who were serving as executive officers at the end of the year ended December 31, 2015; and

(c)	up to two additional individuals for whom disclosure would have been provided under (b) but for the fact that the individual was not serving as our executive officer at December 31, 2015,

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Corey Hollister,	2015	84,346	1,500	―	―	―	85,846
Chief Executive
Officer

Antonio Migliarese,	2015	9,615	―	―	―	―	9,615
Chief Financial
Officer

Jesus Quintero,	2015	―	―	―	―	―	―
Chief Financial
Officer

Ellis Smith,	2015	79,808	1,500	―	―	―	81,308
Chief Development
Officer

Anthony Baroud,	2015	―	―	―	―	―	―
Chief Technology
Officer

Trent Woloveck,	2015	35,015	―	―	―	―	35,015
Chief Operations
Officer

Terry Buffalo,	2015	―	―	$1,590	―	―	1,590
Chief Operations
Officer

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(1)	Amounts reported as bonus reflect discretionary profit sharing compensation which was based on a percentage of net income for the third quarter of 2014.

Retirement Benefits

We do not currently provide our named executive officers with supplemental or other retirement benefits.

Outstanding Equity Awards at December 31, 2015

As of December 31, 2015, we had not granted any stock-based compensation awards to any of our named executive officers.

Compensation of Directors

The following table sets forth information concerning the compensation earned during 2015 by each individual who served as a non-employee director at any time during the fiscal year:

Stock Awards(1) ($)
Vincent “Tripp” Keber	20,000	0	20,000

(1)	In connection with Mr. Keber’s appointment to the board of directors, on November 19, 2014, he was awarded warrants to purchase up to two hundred and fifty thousand (250,000) shares of our common stock at an exercise price of sixty-three cents ($0.63) per share exercisable within five (5) years of the date of issuance.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information known to us regarding the beneficial ownership of our common stock as of August 26, 2016 by (1) each stockholder who is known by us to beneficially own more than 5% of our common stock, (2) each of our directors, (3) each of our executive officers, and (4) all of our directors and executive officers as a group.

Beneficial Owner and address(1)	Number of Shares Beneficially Owned	Percent Owned (2)
5% Stockholders:
Dutchess Opportunity Fund II, L.P.	3,477,371	7.37%
Anthony Baroud	4,756,594	10.17%

Named Executive Officers and Directors:
Corey Hollister, Chief Executive Officer	12,684,251	27.04%
Ellis Smith, Chief Development Officer	12,684,251	27.04%
Jesus Quintero, Chief Financial Officer	50,000	*
All executive officers and directors as a group (3 persons)	25,418,502	54.08%

*	Represents beneficial ownership of less than 1% of our outstanding common stock. Except as otherwise indicated, the persons named in this table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and to the information contained in the footnotes to this table.

(1)	Unless otherwise indicated, the address of each beneficial owner listed above is c/o Corey Hollister, American Cannabis Company, Inc. 5690 Logan Street, Unit A, Denver CO. 80216.

(2)	Calculated on the basis of 46,751,074 shares of common stock outstanding as of September 2, 2016, plus any additional shares of common stock that a stockholder has the right to acquire within 60 days after August 26, 2016.

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Changes in Control We are unaware of any contract or other arrangement the operation of which may at a subsequent date result in a change in control of our company.

Transactions with Related Persons, Promoters and Certain Control Persons and Corporate Governance

There has not been, and there is not currently proposed, any transaction or series of similar transactions to which we were or will be a party in which the amount involved exceeded or will exceed $120,000 and in which any of our directors, executive officers, holders of more than 5% of any class of our voting securities or any member of the immediate family of the foregoing persons had or will have a direct or indirect material interest.

(a)	Any director or executive officer of our company;

(b)	Any person who beneficially owns, directly or indirectly, more than 5% of any class of our voting securities; and

(c)	Any member of the immediate family (including spouse, parents, children, siblings and in- laws) of any of the foregoing persons.

We entered into the following transactions with related parties during the six months ended June 30, 2016:

During the six months ended June 30, 2016, the Company incurred $14,500 of expense for accounting services payable to JDE Development LLC, a company in which Jesus M Quintero, the Company’s Chief Financial Officer, is an owner.

During the three months ended March 31, 2016, the Company incurred $6,000 of expense payable to JDE Development LLC, a company in which Jesus M Quintero, the Company’s Chief Financial Officer, is an owner. During the three months ended March 31, 2015, the Company incurred $13,887 of expense payable to New Era CPAs, an accounting firm in which Antonio Migliarese, the Company’s former Chief Financial Officer, is a partner. This expense is payable in 35,607 shares of the Company’s common stock. As of March 31, 2016, the Company owed Mr. Migliarese 65,607 shares of common stock valued at $32,187. During the three months ended March 31, 2016 and 2015, the Company generated revenue from the sale of products in the amount of $500 and $0, respectively, to a company controlled by a Director, of which the balance of the related accounts receivable as of March 31, 2016 and March 31, 2015 was $4,035 and $0, respectively.

We entered into the following transactions with related parties during the year ended December 31, 2015:

Previously, the Company purchased inventory and equipment from Baroud Development Group, in which Anthony Baroud, the Company’s former Chief Technology Officer and a former Director of the Company, is an owner. During the year ended December 31, 2014, such purchases totaled $40,715. No such transactions occurred during 2015. For the year ended December 31, 2015, the Company generated revenue from the sale of products to an entity controlled by a Director.

During the year ended December 31, 2014, prior to the Reverse Merger, the Company distributed a total of $4,000 to its co-founders and owners, Corey Hollister and Ellis Smith.

During the year ended December 31, 2015 and December 31, 2014, the Company incurred $38,360 and $30,227, respectively, of expense payable to New Era CPAs, an accounting firm in which Antonio Migliarese, the Company’s former Chief Financial Officer, was a partner.

During the year ended December 31, 2015 and December 2014, the Company sold $25,214 and $0, respectively, of equipment and supplies to a customer managed by a Director of the Company. As of December 31, 2015 and December 2014, the Company was owed $17,512 and $0, respectively, from this customer.

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Director Independence

We currently act with three directors consisting of Corey Hollister, Ellis Smith and Vincent “Tripp” Kerber. Our common stock is quoted on the OTCQB, which does not impose any director independence requirements. Under NASDAQ Rule 5605(a)(2), a director is not independent if he or she is also an executive officer or employee of the corporation or was, at any time during the past three years, employed by the corporation. Using this definition of independent director, we have one independent director, Vincent “Tripp” Kerber”.

Legal Matters

The financial statements of our company included in this prospectus for the fiscal year ended December 31, 2015 has been audited by Pritchett, Siler & Hardy, PC, and the fiscal year ended December 31, 2014 has been audited by Cutler & Co. LLC, to the extent and for the period set forth in their report appearing elsewhere in the prospectus, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

Lucosky Brookman LLP will render a legal opinion as to the validity of the shares of the common stock to be registered hereby.

Where You Can Find More Information

We are not required to deliver an annual report to our stockholders unless our directors are elected at a meeting of our stockholders or by written consents of our stockholders. If our directors are not elected in such manner, we are not required to deliver an annual report to our stockholders and will not voluntarily send an annual report.

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. Such filings are available to the public over the Internet at the Securities and Exchange Commission’s website at http://www.sec.gov.

We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act of 1933 with respect to the securities offered under this prospectus. This prospectus, which forms a part of that registration statement, does not contain all information included in the registration statement. Certain information is omitted and you should refer to the registration statement and its exhibits.

You may review a copy of the registration statement at the Securities and Exchange Commission’s public reference room at 100 F Street, N.E. Washington, D.C. 20549 on official business days during the hours of 10 a.m. to 3 p.m. You may obtain information on the operation of the public reference room by calling the Securities and Exchange Commission at 1-800-SEC-0330. You may also read and copy any materials we file with the Securities and Exchange Commission at the Securities and Exchange Commission’s public reference room. Our filings and the registration statement can also be reviewed by accessing the Securities and Exchange Commission’s website at http://www.sec.gov.

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American Cannabis Company, Inc.

5,917,442 Shares of Common Stock

PROSPECTUS

November 17, 2016

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